Exhibit 99.6

THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to any aspect of this circular or as to the action you should take, you should consult your stockbroker or other registered dealer in securities, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares in JS Global Lifestyle Company Limited, you should at once hand this circular and the accompanying form of proxy to the purchaser or transferee or to the bank, stockbroker or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this circular, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

The Proposed Spin-off and the Proposed Distribution (each as defined herein) are subject to, among other things, the approval of the Company Shareholders, the approvals from the relevant U.S. authorities, the final decision of the Directors and the board of directors of SharkNinja (or its subsidiaries, as applicable), as well as market conditions and other relevant considerations. Accordingly, the Company Shareholders and potential investors should be aware that there is no assurance that the Proposed Spin-off and the Proposed Distribution will take place or when they will take place. The Company Shareholders and potential investors should exercise caution when dealing in the securities of the Company.

This circular is for information purposes only and does not constitute an invitation or offer, for securities of the Company.

(1) THE PROPOSED SPIN-OFF AND THE PROPOSED DISTRIBUTION
AND

(2) NOTICE OF THE EXTRAORDINARY GENERAL MEETING

A letter from the Board is set out on pages 5 to 41 of this circular and a letter of recommendation from the Independent Board Committee to the Company Shareholders is set out on page 42 of this circular.

A notice convening the EGM of the Company to be held at Niccolo Room 5-8, Level 25, The Murray, Hong Kong, 22 Cotton Tree Drive, Central, Hong Kong on 26 June 2023 at 9:30 a.m. is set out on pages 60 to 61 of this circular. A form of proxy for use at the EGM is also sent to the Company Shareholders together with this circular. Such form of proxy is also published on the websites of the Stock Exchange (www.hkexnews.hk) and the Company (www.jsgloballife.com).

Whether or not you are able to attend the EGM, you are requested to complete the accompanying form of proxy in accordance with the instructions printed thereon and return the same to the Company’s branch share registrar in Hong Kong, Tricor Investor Services Limited at 17/F, Far East Finance Centre, 16 Harcourt Road, Hong Kong as soon as possible but in any event not less than 48 hours before the time appointed for holding the EGM (i.e. 24 June 2023 at 9:30 a.m.) or any adjourned meeting (as the case may be). Completion and return of the form of proxy will not preclude you from attending and voting in person at the meeting or any adjourned meeting (as the case may be) thereof if you so desire.

Hong Kong, 5 June 2023

CONTENTS

Page

EXPECTED TIMETABLE	ii

DEFINITIONS	1

LETTER FROM THE BOARD	5

LETTER FROM THE INDEPENDENT BOARD COMMITTEE	42

APPENDIX I	–	FINANCIAL INFORMATION OF THE GROUP	43

APPENDIX II	–	GENERAL INFORMATION	45

APPENDIX III	–	PRO FORMA FINANCIAL INFORMATION OF THE SHARKNINJA GROUP	53

APPENDIX IV	–	QUESTIONS AND ANSWERS	54

NOTICE OF THE EGM	60

– i –

EXPECTED TIMETABLE

EVENTS

Despatch of circular and notice of the EGM	Monday, 5 June 2023

Latest time for lodging transfers of Shares in order to be entitled to attend and vote at the EGM	4:30 p.m., Monday, 19 June 2023

Latest time for return of proxy forms in respect of the EGM	9:30 a.m., Saturday, 24 June 2023

Closure of the register of members of the Company for determining the entitlements to attend and vote at the EGM	Tuesday, 20 June 2023 to Monday, 26 June 2023

EGM	9:30 a.m., Monday, 26 June 2023

Announcement of the results of the EGM	Monday, 26 June 2023

Register of members of the Company re-opens	Tuesday, 27 June 2023

Latest day of trading in the Shares on a cum-entitlement basis	Tuesday, 27 June 2023

First day of dealing in the Shares on an ex-entitlement basis	Wednesday, 28 June 2023

Latest time for lodging transfers of Shares to qualify for the Proposed Distribution	4:30 p.m., Thursday, 29 June 2023

Closure of the register of members of the Company for determining entitlements to the Proposed Distribution	Friday, 30 June 2023

Record Date for determining the entitlements to the Proposed Distribution	Friday, 30 June 2023

Register of members of the Company re-opens	Monday, 3 July 2023

Completion of the Proposed Distribution	Monday, 31 July 2023

All times refer to Hong Kong time. Please note that the expected timetable above is indicative only and may be extended or varied. If there is any change to the expected timetable above, the Company will publish an announcement as soon as possible.

– ii –

DEFINITIONS

In this circular, the following expressions shall have the following meanings unless the context requires otherwise:

‘‘Articles’’	the articles of association of the Company

‘‘Asia Pacific Region’’	includes but not limited to Australia, India, Indonesia, Japan, Republic of Korea, New Zealand, Singapore, Thailand, Vietnam and other countries of Association of Southeast Asian Nations

‘‘Board’’	the board of the Directors

‘‘Company’’	JS Global Lifestyle Company Limited, an exempted limited liability company incorporated in the Cayman Islands on July 26, 2018, with its shares listed on the Main Board of the Stock Exchange

‘‘Company Shareholder(s)’’	the shareholder(s)of the Company

‘‘Controlling Shareholders’’	has the meaning ascribed to it under the Listing Rules

‘‘Director(s)’’	the director(s)of the Company

‘‘EGM’’	the extraordinary general meeting of the Company to be held at Niccolo Room 5-8, Level 25, The Murray, Hong Kong, 22 Cotton Tree Drive, Central, Hong Kong on 26 June 2023 for the purpose of considering and, if thought fit, approving the Proposed Spin-off and the Proposed Distribution

‘‘Greater China’’	includes Mainland China, Hong Kong, the Macau Special Administrative Region and Taiwan

‘‘Group’’	the Company and its subsidiaries

‘‘Hong Kong’’	the Hong Kong Special Administrative Region of the People’s Republic of China

‘‘IFRS’’	International Financial Reporting Standards

DEFINITIONS

‘‘Independent Board Committee’’	an independent committee of the Board comprising of all the independent non-executive Directors established by the Company to advise the Company Shareholders in respect of the terms of the Proposed Spin-off and the Proposed Distribution

‘‘Joyoung’’	Joyoung Co.,Ltd.(九陽股份有限公司）, a company incorporated in Mainland China on July 8, 2002, whose A shares are listed on the Shenzhen Stock Exchange and a subsidiary of the Company. As of the Latest Practicable Date, the Company holds approximately 67% equity interests in Joyoung

‘‘Joyoung Group’’	Joyoung and its subsidiaries

‘‘JSG APAC’’	the company to be incorporated to lead the SN APAC Business upon completion of the Proposed Spin-off and the Proposed Distribution

‘‘Latest Practicable Date’’	30 May 2023, being the latest practicable date prior to the printing of this circular for ascertaining certain information contained in this circular

‘‘Listing Rules’’	the Rules Governing the Listing of Securities on the Stock Exchange (as amended from time to time)

‘‘Non-Qualifying Company Shareholders’’	the Company Shareholders who, due to practical limitations and restrictions, will not be qualified to receive SharkNinja shares directly under the Proposed Distribution. Please refer to the paragraph headed ‘‘2.12. Arrangement for the Proposed Distribution of this circular’’ for a more detailed definition

‘‘PN15’’	Practice Note 15 of the Listing Rules

‘‘Proposed Distribution’’	the proposed demerger of SharkNinja from the Company through a distribution in specie of all of the Company’s shares held in SharkNinja to all the Company Shareholders on a pro-rata basis

DEFINITIONS

‘‘Proposed Spin-off’’	the proposed listing of the shares of SharkNinja on the U.S. Stock Exchange

‘‘Qualifying Company Shareholders’’	the Company Shareholders who are not the Non-Qualifying Shareholders and who will directly receive the SharkNinja shares under the Proposed Distribution

‘‘Referenced Equity Value’’	the value of the SharkNinja Group at 30 September 2022, assessed by an independent valuer engaged by the Company

‘‘Retained Group’’	the Company and its subsidiaries, excluding the SharkNinja Group

‘‘SFO’’	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

‘‘Share(s)’’	the ordinary share(s)of US$0.00001 each in the share capital of the Company

‘‘SharkNinja’’	SharkNinja,Inc, an exempted limited liability company incorporated in the Cayman Islands and will be a wholly- owned subsidiary of the Company and the holding company of SharkNinja SPV prior to the Proposed Spin- off, and the demerger entity in the Proposed Spin-off

‘‘SharkNinja Group’’	SharkNinja, SharkNinja SPV and their respective subsidiaries

‘‘SharkNinja Listing Date’’	the date on which SharkNinja is listed on the U.S. Stock Exchange

‘‘SharkNinja SPV’’	SharkNinja Global SPV,Ltd., an exempted limited liability company incorporated in the Cayman Islands and a wholly- owned subsidiary of the Company as of the date of this circular

‘‘Stock Connect’’	Shanghai-Hong Kong Stock Connect and Shenzhen-Hong Kong Stock Connect

DEFINITIONS

‘‘Stock Connect Investors’’	the Mainland China southbound trading investors holding the Company’s Shares through either of the Stock Connect

‘‘Stock Exchange’’	The Stock Exchange of Hong Kong Limited

‘‘subsidiary(ies)’’	has the meaning as ascribed thereto in the Listing Rules

‘‘U.S.’’	the United States of America

‘‘U.S. SEC’’	the Securities and Exchange Commission of the U.S.

‘‘U.S. Stock Exchange’’	the New York Stock Exchange or Nasdaq

‘‘US$’’	U.S. dollar(s), the lawful currency of the U.S.

‘‘%’’	percent

LETTER FROM THE BOARD

Directors	Registered Office
Executive Directors	Maples Corporate Services Limited
Mr. Wang Xuning	PO Box 309
Ms. Han Run	Ugland House
Ms. Huang Shuling	Grand Cayman KY1-1104
Cayman Islands
Non-executive Directors
Mr. Hui Chi Kin Max	Head Office and Principal Place of Business
Mr. Stassi Anastas Anastassov	21/F
Mr. Sun Zhe	238 Des Voeux Road Central
Sheung Wan
Hong Kong
Independent Non-executive Directors
Mr. Yuan Ding	Principal Place of Business in Hong Kong
Mr. Timothy Roberts Warner	21/F
Mr. Yang Xianxiang	238 Des Voeux Road Central
Sheung Wan
Hong Kong

Hong Kong, 5 June 2023

To the Company Shareholders

Dear Sir or Madam,

(1) THE PROPOSED SPIN-OFF AND THE PROPOSED DISTRIBUTION
AND

(2) NOTICE OF THE EXTRAORDINARY GENERAL MEETING

1.	INTRODUCTION

Reference is made to the announcement of the Company dated 23 February 2023 in relation to the Proposed Spin-off and the Proposed Distribution.

LETTER FROM THE BOARD

The purpose of this circular is to provide you with, among others: (i) further details of the Proposed Spin-off and the Proposed Distribution; (ii) the letter of recommendation from the Independent Board Committee to the Company Shareholders in respect of the Proposed Spin-off and the Proposed Distribution; and (iii) a notice of the EGM, to enable you to make an informed decision on whether to vote for or against the proposed resolution at the EGM.

An ordinary resolution will be proposed at the EGM to approve the Proposed Spin-off and the Proposed Distribution, which is subject to the approval by the requisite majority (i.e., over 50%) of the Company Shareholders voting at the EGM in person or by proxy.

2.	THE PROPOSED SPIN-OFF AND SEPARATE LISTING OF SHARKNINJA ON THE U.S. STOCK EXCHANGE

2.1.	Background

The Board proposes to carry out a spin-off and separate listing of SharkNinja on the U.S. Stock Exchange. In this regard, the Company submitted a spin-off proposal to the Stock Exchange pursuant to PN15 and announced on 23 February 2023 that the Stock Exchange has confirmed that the Company may proceed with the Proposed Spin-Off.

Subject to obtaining the requisite approval from the Company Shareholders at an EGM, the Proposed Spin-off, if proceeded with, will result in the separate listing of SharkNinja on a U.S. Stock Exchange and the Proposed Distribution, if proceeded with, will result in the full separation of SharkNinja from the Company. It is proposed that the Proposed Distribution, whereby the Company will distribute all of the shares it holds in SharkNinja to the Company Shareholders, will occur substantially concurrently with the listing of SharkNinja. Considering the recent market conditions in the U.S., an initial public offering of SharkNinja’s shares on a U.S. Stock Exchange will not be undertaken together with the Proposed Spin-off and the Proposed Distribution.

The Proposed Distribution is aimed at providing the Company Shareholders with an assured entitlement to the shares of SharkNinja upon the Proposed Spin-off by way of a distribution in specie, representing an arrangement determined by the Company having due regard to the interests of the Company Shareholders.

The ultimate objective of the Proposed Spin-off and the Proposed Distribution is to create a parallel listing structure of the Company and SharkNinja, under which SharkNinja will be demerged and deconsolidated from the Company and separately listed on a U.S. Stock Exchange, with the Company Shareholders (except for Non-Qualifying Company Shareholders (as defined below)) becoming direct shareholders of SharkNinja.

In addition to the approval by the Company Shareholders at the EGM, among other things, SharkNinja has yet to obtain approvals from the U.S. SEC and the U.S. Stock Exchange before it can be listed on the U.S. Stock Exchange.

LETTER FROM THE BOARD

2.2.	Shareholding percentage of the Company in SharkNinja immediately before and after the Proposed Spin-off and the Proposed Distribution

Prior to the completion of the Proposed Spin-off, SharkNinja (as the listing entity) will become a wholly-owned subsidiary of the Company and the holding company of SharkNinja SPV, which is currently the holding company of the SharkNinja Group. Immediately following the completion of the Proposed Spin-off, the SharkNinja Group will be fully demerged and deconsolidated from the Company and separately listed on the U.S. Stock Exchange, whilst the Company will remain listed on the Stock Exchange.

Set out below is the shareholding structure of the Group and the SharkNinja Group before and after the completion of the Proposed Spin-off and the Proposed Distribution.

Before the completion of the Proposed Spin-off and the Proposed Distribution.

After the Proposed Spin-off and the Proposed Distribution:

LETTER FROM THE BOARD

2.3.	Conditions of the Proposed Spin-off and the Proposed Distribution

The Proposed Spin-off and the Proposed Distribution will proceed if the proposal is approved by the requisite majority (i.e., over 50%) of the Company Shareholders voting at the EGM in person or by proxy. The Proposed Spin-off and the Proposed Distribution are subject to, among others, (i) the approval by the requisite majority (i.e., over 50%) of the Company Shareholders voting at the EGM in person or by proxy, and (ii) the approvals from the relevant U.S. authorities in respect of the Proposed Spin-off and Proposed Distribution. As of the Latest Practicable Date, the abovementioned conditions have not yet been fulfilled, and such conditions are not waivable.

2.4.	Financial impact of the Proposed Spin-off and the Proposed Distribution

It is expected that SharkNinja (and its subsidiaries) will cease to be subsidiaries of the Company and be fully demerged from the Company immediately upon completion of the Proposed Spin-off and the Proposed Distribution.

The following estimates the financial impact of the Proposed Spin-off and the Proposed Distribution on the Group on the basis of the current structure which is subject to finalization and audit and is for illustration purposes only. The analysis below does not purport to represent how the financial position of the Group will be upon completion of the Proposed Spin-off and the Proposed Distribution.

Paragraph 25 of IFRS 10 states that:

‘‘If a parent loses control of a subsidiary, the parent:

derecognises the assets and liabilities of the former subsidiary from the consolidated statement of financial position.

recognises any investment retained in the former subsidiary at its fair value when control is lost and subsequently accounts for it and for any amounts owed by or to the former subsidiary in accordance with relevant IFRSs. That fair value shall be regarded as the fair value on initial recognition of a financial asset in accordance with IFRS 9 or, when appropriate, the cost on initial recognition of an investment in an associate or joint venture.

recognises the gain or loss associated with the loss of control attributable to the former controlling interest.’’

Since SharkNinja will be fully demerged and deconsolidated from the Company and will no longer be accounted for as a subsidiary of the Company, the Group will derecognise the assets and liabilities of the SharkNinja Group from the consolidated statements of financial position. The Group will no longer hold shares in SharkNinja.

LETTER FROM THE BOARD

Valuation of the SharkNinja Group

For the purpose of the PN15 application to the Stock Exchange, the Company has engaged an independent valuer to assess the value of the SharkNinja Group. Based on the valuation report, the Referenced Equity Value of the SharkNinja Group is estimated to be approximately US$2,500 million as of 30 September 2022.

The valuer has adopted the market approach with reference to the fair value of certain selected comparable companies listed on U.S. exchanges as of 30 September 2022 in determining the market value of the SharkNinja Group. The valuer has selected a group of comparable companies listed on U.S. exchanges to provide a reasonable reference in evaluating the industry’s multiples, and adopted the P/E ratio and EV/EBITDA ratio to arrive at the Referenced Equity Value. The comparable companies have been selected based on the following criteria:

(a)	The comparable companies are primarily engaged in the manufacturing, marketing and sales of household appliances or related businesses;

(b)	The selected companies have the majority of their revenue primarily derived from the U.S.;

(c)	The selected companies are listed on a U.S. exchange; and

(d)	The selected companies have relevant public information for reference and assessment.

The assumptions adopted by the valuer included but not limited to the following: (i) the SharkNinja Group is expected to continue to conduct the existing household appliances business; (ii) the historical profitability of the SharkNinja Group is sustainable and representative; (iii) the general household appliances market will not have a material decrease in the foreseeable future; and (iv) future legislative or regulatory changes would not have a material adverse effect on the SharkNinja Group’s business, results of operations or financial condition.

As SharkNinja was not listed as of 30 September 2022, in determining the Referenced Equity Value, the valuer has taken into consideration (i) the nature and history of the Group and the SharkNinja Group; (ii) the financial conditions of the SharkNinja Group; (iii) the operation, financial and business risks of the SharkNinja Group, including the continuity of income; (iv) market-derived investment returns of entities engaged in similar lines of business; and (v) the private company status of SharkNinja.

LETTER FROM THE BOARD

Having reviewed the qualification and experience of the independent valuer, and conducted reasonable assessment on the valuation method and the principal assumptions adopted by the valuer, the Company is of the view that the above method in determining the Referenced Equity Value is fair and appropriate because of the following:

(a)	the value of the SharkNinja Group as determined by the independent valuer represents a fair value of 100% interest in the SharkNinja Group as of 30 September 2022 by reference to the then circumstances of the SharkNinja Group, which is based on common and widely accepted valuation methodology; and

(b)	the valuation methodology (as being appropriate based on the view of the valuer) has taken into account the specific circumstances of the SharkNinja Group and value of companies as of 30 September 2022 that are considered to be comparable to the SharkNinja Group.

However, the Company Shareholders and potential investors should note that the above Referenced Equity Value assessed by the valuer is for the Company Shareholders’ and potential Shareholders’ reference only. The value in respect of the Company’s equity interest in the SharkNinja Group as of the date of the completion of the Proposed Spin-off and the Proposed Distribution will be determined by the market share price of SharkNinja on the U.S. Stock Exchange, as SharkNinja will become a listed company in the U.S. in connection with the Proposed Spin-off and the Proposed Distribution subject to, among other things, the approval of the Company Shareholders and the approvals from the relevant U.S. authorities.

2.5.	Reasons for and anticipated benefits of the Proposed Spin-off and the Proposed Distribution

Following the Company’s assessment of the overall market positions of ‘‘Shark’’, ‘‘Ninja’’ and ‘‘Joyoung’’ branded products across different regions around the world, the Company recognized that success in each market requires geography-specific considerations and focus (such as, among others, consumer habits, localized lifestyle differences, cultural differences, and consumer and market preferences). As a result, the Company believes that the best strategy to drive global business growth and expand its presence in localized markets, is to ‘‘break up’’ the Group into its two primary delineated markets: (i) Asia Pacific Region and Greater China; and (ii) North America, Europe and other selected international markets; and have JS Global, which will remain listed on the Stock Exchange (and with Joyoung remaining listed on the Shenzhen Stock Exchange) focus on the Asia Pacific Region, while the SharkNinja Group, of which the Company proposes to attain a separate listing on the U.S. Stock Exchange, focuses on the North American, European and other selected international markets.

LETTER FROM THE BOARD

The Board considers that the Proposed Spin-off and the Proposed Distribution are commercially beneficial to the Company and the SharkNinja Group and in the interest of the Company Shareholders as a whole as it expects the following benefits:

(a)	the Proposed Spin-off would strengthen the operational management ability of both the Retained Group and the SharkNinja Group, and their respective abilities to recruit and retain personnel;

(b)	the Proposed Spin-off and the Proposed Distribution would create two independent businesses, being the Retained Group and the SharkNinja Group with enhanced geographic focus, each of which the Board believes is well positioned for continued growth and market share capture, driven by innovation and new product offerings in their respective areas;

(c)	the Proposed Spin-off would be conducive to improving the operation, financial transparency and corporate governance level of the Retained Group and the SharkNinja Group, respectively, through which the investors could form better understanding of, and investment decisions in, businesses with different focuses, thus achieving reasonable valuation of the Group, enhancing the interests of all shareholders of the Retained Group and the SharkNinja Group; and

(d)	the Proposed Spin-off and the Proposed Distribution would enable shareholders and investors to assess the investment propositions of each business of the Retained Group and the SharkNinja Group individually and freely select whether to continue to participate in both businesses or adjust their investment exposure, so as to unlock and enhance the market value of both the Retained Group and the SharkNinja Group.

As such, the Company is of the view that the Proposed Spin-off and the Proposed Distribution is fair and reasonable and in the interests of the Company and the Company Shareholders as a whole.

LETTER FROM THE BOARD

2.6.	Information on the SharkNinja Group and the Retained Group

2.6.1	Business Overview

As of the Latest Practicable Date, the Group operates through the following two segments of small household appliance businesses:

(a)	SharkNinja: The SharkNinja Group, taken as a whole, is a global product design and technology company that creates 5-star rated lifestyle solutions through innovative products for consumers around the world. The SharkNinja Group has built two billion-dollar brands, ‘‘Shark’’ and ‘‘Ninja’’ (together, ‘‘SN’’), each of which has a proven track record of establishing leadership positions by disrupting numerous small household appliance product categories including Cleaning, Cooking, Food Preparation, Home Environment and Beauty (the ‘‘SN Business’’). According to NPD Group’s Retail Tracking Service data, Shark was the No.1 selling vacuum brand by market share in the U.S. for the last four years and the No.1 selling floorcare brand in the U.S. in 2022. According to Growth from Knowledge (GfK) and Market Intelligence, Shark vacuum cleaners held 31% market share by value GBP in the United Kingdom in 2022, Ninja held a market value share of 59.6% of electrical cooking pots in Great Britain in 2022 and 42.7% market share in terms of value in the deep fryers market in Great Britain in 2022. According to NPD Group’s, Retail Tracking Service data, Ninja was the No.1 selling small kitchen appliance brand in the U.S. for the last three years.

Enabled by its global research and development platform with advanced engineering capabilities, and built on an agile and scalable supply chain, the SharkNinja Group designs, markets and distributes innovative home appliances at compelling value, striving to delight consumers. The SharkNinja Group’s differentiated marketing strategies drive high brand engagement via solutions driven storytelling which fuels demand through its robust omni-channel distribution network. The SharkNinja Group is highly penetrated across key retailers, online and offline, and also distributes through its direct-to-consumer platform. The SharkNinja Group strives to be the most relevant and prominent brand wherever consumers shop.

The Board believes the SharkNinja Group is well-positioned for continued growth through increasing share in existing categories, entering new categories, expanding the brand and driving operating margins and efficiencies.

LETTER FROM THE BOARD

SN brands of products are primarily sold in North America, Europe, the Asia Pacific Region and Greater China, with emerging markets for its products in the following geographical regions:

•	Asia Pacific Region and Greater China (the ‘‘SN APAC Business’’): The Group conducts businesses in Asia Pacific Region markets including but not limited to Japan, Korea, New Zealand, Australia, Singapore, Vietnam, Thailand, Indonesia, India and other ASEAN countries, and the Greater China markets including Mainland China, Hong Kong, Macau and Taiwan, which are currently considered emerging markets for the SN Business; and

•	North America, Europe, and other international markets (the ‘‘SN International Business’’): Compared to the Asia Pacific Region and Greater China markets, SN’s presence in North America, Europe and other international markets is more established, characterized by strong partnerships with retailers, direct-to-consumer offerings, and higher brand recognition. The Board believes the SN International Business is well positioned to continue to take share in current and potentially new international markets.

(b)	Joyoung: Joyoung is a company incorporated in Mainland China, with its A shares listed on the Shenzhen Stock Exchange (stock code: 002242) since April 2008. As of the Latest Practicable Date, the Company holds approximately 67% equity interests in Joyoung and consolidates Joyoung as a subsidiary of the Group in its financial statements. Joyoung primarily engages in product research, design, marketing, export and distribution of the Joyoung (‘‘九陽’’) brand of products (the ‘‘Joyoung Business’’), including soybean milk makers, juicers, rice cookers, and air fryers. Joyoung branded products are primarily sold in Mainland China, and Joyoung has a leading position in Mainland China for various small household appliance products.

Upon completion of the Proposed Spin-off and the Proposed Distribution, SharkNinja will operate the SN International Business, and the Retained Group will operate the Joyoung Business and SN APAC Business (through JSG APAC).

LETTER FROM THE BOARD

2.6.2	Sourcing Arrangement

JS Global Transitional Sourcing Arrangement

As part of the supply chain operation, the Group is currently engaged in the sourcing of original equipment manufacturer (‘‘OEM’’) suppliers, mainly those located in Mainland China, for the Joyoung Business and SN Business (the ‘‘Sourcing Business’’). These OEM suppliers manufacture and supply the various individual parts to build the final household appliances sold to consumers for both Joyoung and SN brands of products.

Historically, there were two sourcing offices within the Group, which provided sourcing services to the SharkNinja Group for production and manufacturing of SN products (the ‘‘Intra Group Sourcing Arrangement’’). Under the Intra Group Sourcing Arrangement, both the two sourcing offices were responsible for negotiating the price of the sourced products with OEM suppliers, ensuring that the OEM suppliers are able to meet the overall production schedules and having sufficient production capacity to satisfy the sourcing demand. For the year ended 31 December 2022, the two sourcing offices respectively sourced approximately 65% and 25% of total amount of SN products from OEM suppliers for further sales in Asia Pacific Region and Greater China, North America and European markets. Upon completion of the Proposed Spin-off as part of the separation plan, the Retained Group and the SharkNinja Group will each have one sourcing office to support their respective sourcing needs with proposed adjustments as detailed below.

Owing to the long-term historical cooperation, the Retained Group has acquired comprehensive understanding of the SharkNinja Group’s business and operational requirements and established a great foundation for mutual trust between the parties. In addition, the Retained Group has maintained long-term and stable relationships with OEM suppliers, who understand well the sophisticated technical standards of SN brands of products based on their cooperative experience with the Retained Group, and secure proper use of intellectual properties of the SharkNinja Group and prevent the leakage of the SharkNinja Group’s technical and trade secrets.

Accordingly, with respect to the SN APAC Business, the Retained Group will continue to engage OEM suppliers through its sourcing office to support the SN APAC Business for production and manufacturing of SN products to be sold in the Asia Pacific Region and Greater China.

LETTER FROM THE BOARD

Although the SharkNinja Group will establish its sourcing office after completion of the Proposed Spin-off, the sourcing office of the Retained Group, which is comprised of senior and experienced personnel, will continue to provide value-added sourcing services to the SharkNinja Group over a transitional period after the Proposed Spin-off. Such transitional value-added services will primarily include assisting the SharkNinja Group in strategic planning, analysis and direction, such as the maintenance and development of OEM supplier channel and relationships, pricing term negotiation, production development and management, supplier inventory management, and coordination of product production planning (‘‘JS Global Transitional Sourcing Service’’). With such support, the SharkNinja Group will have capability and capacity to carry out its own sourcing function and will enter into procurement contracts with OEM suppliers directly for production and manufacturing of products to support the sales of SN brands of products in North America, European and other international markets.

With respect to the SN International Business, as the SharkNinja Group is aiming to establish its own sourcing platform, it would take some time for the SharkNinja Group to connect with local OEM suppliers to source all its products independently and directly. As such, the SharkNinja Group will continue to engage the Retained Group to non-exclusively provide the JS Global Transitional Sourcing Service on a non-exclusive basis with respect to certain SN brands of products to be sold in the North America and European markets, considering the historical cooperation relationship between the SharkNinja Group and the Retained Group. However, the JS Global Transitional Sourcing Service is intended to be a transitional arrangement, and its revenue contribution to the Retained Group is expected to reduce progressively in the future as (i) the SharkNinja Group gears up its own capabilities to carry out the sourcing function independently; and (ii) the sourcing needs of the Retained Group’s sales of SN brands of products in the Asia Pacific Region and Greater China increase alongside the growth of such business. Set out below is the proposed timeline for the SharkNinja Group to develop its own sourcing function (though certain events listed may occur earlier or later than the applicable period set forth in the timeline):

LETTER FROM THE BOARD

Timeline	Event

By the first half of 2024	•	All the sourcing agreements entered into between the sourcing office of the Retained Group and the OEM suppliers with respect to SN brands of products to be sold by the SharkNinja Group in North America, Europe and other international markets will be transferred to the sourcing office of the SharkNinja Group;

•	The SharkNinja Group will update its internal control policies and operational management measures to improve its sourcing capabilities after the Proposed Spin-off;

•	The SharkNinja Group will conduct OEM supplier education on separation of sourcing activities between the SharkNinja Group and the Retained Group for further sales of SN brands of products in different geographical regions after the Proposed Spin-off;

•	The SharkNinja Group will recruit key management and employees with expertise and experience in sourcing to lead the sourcing activities of the SharkNinja Group;

•	The SharkNinja Group will conduct a pilot run on sourcing SN brands of products from selected OEM suppliers of the SharkNinja Group; and

•	The SharkNinja Group will obtain the JS Global Transitional Sourcing Service from the sourcing office of the Retained Group to assist it in the procurement arrangements with OEM suppliers under the Sourcing Service Agreement – JS Global.

LETTER FROM THE BOARD

Timeline	Event

By the second half of 2024	•	The SharkNinja Group will start to take over the value-added services performed by the sourcing office of the Retained Group for certain new models of SN brands of products for sales in North America, Europe and other International markets, including but not limited to production development and management, supplier inventory management, and coordination of production planning; and

•	The SharkNinja Group will start to conduct sourcing for new products from OEM suppliers independently without support or services from the Retained Group.

By the first half of 2025	•	The sourcing office of the SharkNinja Group is expected to have a full functional sourcing team which is able to conduct sourcing activities with OEM suppliers independently from the Retained Group; and

•	The Retained Group will provide ad hoc assistance on the historical sourcing transactions between the SharkNinja Group and OEM suppliers under the Sourcing Service Agreement – JS Global.

LETTER FROM THE BOARD

Accordingly, the Company or its subsidiaries will enter into the Sourcing Services Agreement – JS Global with SharkNinja and/or its subsidiaries on or before the SharkNinja Listing Date, pursuant to which the Retained Group would provide the JS Global Transitional Sourcing Service to the SharkNinja Group. Such transactions under the Sourcing Services Agreement – JS Global will constitute continuing connected transactions of the Company under Chapter 14A of the Listing Rules after SharkNinja is listed on a U.S. Stock Exchange. As it is expected that the highest applicable percentage ratio for the service fee payable under the Sourcing Services Agreement – JS Global will exceed 0.1% but is less than 5%, the transactions contemplated under the Sourcing Services Agreement – JS Global are subject to the reporting and announcement requirements, but exempt from the circular and independent shareholders’ approval requirements under Chapter 14A of the Listing Rules. The Company will comply with the announcement, annual review and reporting requirements of the Listing Rules immediately upon completion of the Proposed Spin-off.

The Proposed Sourcing Adjustment

Historically, the Intra Group Sourcing Arrangement was accounted for as trading arrangements (i.e. buy and sale) with a mark-up rate charged by the two sourcing offices within the Group, pursuant to which the revenue of the two sourcing offices (the Retained Group and the SharkNinja Group will each retain one sourcing office) was made up of the procurement amounts charged by the OEM suppliers and the mark-up fee charged by the two sourcing offices (and which were eliminated upon consolidation). Upon completion of the Proposed Spin-off and Proposed Distribution, sourcing service fees representing the value of the JS Global Transitional Sourcing Service will be charged by the sourcing office of the Retained Group to the SharkNinja Group until completion of the full transition. As a result of the above arrangements, the revenue and cost structures for both groups will change from those historically recorded by these entities within the Group. The Retained Group’s revenue structure generated by the Sourcing Business from the SharkNinja Group will change from ‘‘a trading arrangement with a mark-up’’ to ‘‘charging sourcing service fees’’, whilst the costs structure for the SharkNinja Group will change from ‘‘procurement amounts plus mark-up’’ for the Retained Group to ‘‘procurement amounts payable to OEM suppliers directly and sourcing fees payable to the sourcing office of the Retained Group’’ (the ‘‘Proposed Sourcing Adjustment’’). The effects of the above pro forma adjustments are that:

(a)	the adjusted historical revenue amounts for the three financial years ended 31 December 2022 of the Retained Group are significantly smaller than the historical revenue amounts prior to the Proposed Sourcing Adjustment;

LETTER FROM THE BOARD

(b)	the net profit amounts of the Retained Group from the Sourcing Business would remain at a similar level before and after the Proposed Sourcing Adjustment; and

(c)	the total cost amounts of the SharkNinja Group do not change significantly before and after the Proposed Sourcing Adjustment.

In light of the above, the Group includes in this circular the pro forma financials of the Retained Group and the SharkNinja Group for the three financial years ended 31 December 2022 with the Proposed Sourcing Adjustment incorporated, so that the historical pro forma financials can reflect the proposed arrangements going forward, which would also make the historical pro forma financials presented in this circular comparable with the future financials of the Retained Group. The Company is of the view that such pro-forma financials for the Retained Group and the SharkNinja Group represent the substance of the arrangements between the two groups and that the Retained Group provided and will continue to provide value added sourcing service to the SharkNinja Group.

Joyoung Sourcing Arrangement

In addition, the Joyoung Group (as a separately listed group) has historically manufactured, and procured its OEM suppliers to manufacture, certain SN branded products, including cooking appliances, food preparation appliances and floorcare products. Such cooking appliances and food preparation appliances were sourced by the SharkNinja Group from the Joyoung Group for further sale in North America and European markets.

The SharkNinja Group will continue to engage the Joyoung Group to manufacture, or procure its OEM suppliers to manufacture, certain SN branded products, including cooking appliances, food preparation appliances and floorcare products, for a transitional period after the Proposed Spin-off before the SharkNinja Group gears up its own capacities to carry out the sourcing function with OEM suppliers directly for similar SN products. Such transactions were accounted for, and will continue to be accounted for as trading arrangements (i.e. buy and sale) with a mark-up rate charged by the Joyoung Group.

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During the transitional period, the SharkNinja Group will recruit key management employees with expertise and experience in sourcing to lead the sourcing activities of the SharkNinja Group, while identifying alternative OEM suppliers that manufacture cooking appliances, food preparation appliances and floorcare products with comparable capacities and qualities as the Joyoung Group. After the conclusion of the transitional period, the SharkNinja Group and the Joyoung Group will re-assess whether or not to continue the sourcing services provided by the Joyoung Group with respect to the SN branded cooking appliances, food preparation appliances and floorcare products under the Sourcing Services Agreement – Joyoung (as defined below). In addition, such transactions between the SharkNinja Group and the Joyoung Group are anticipated to be beneficial to both the SharkNinja Group and the Joyoung Group. The SharkNinja Group could leverage the Joyoung Group and its suppliers’ expertise and resources with respect to certain cooking appliances, food preparation appliances such that the SharkNinja Group could expand its offerings of kitchen products over time.

Accordingly, Joyoung or its subsidiaries will enter into the Sourcing Services Agreement – Joyoung with SharkNinja or its subsidiaries on or before the SharkNinja Listing Date, pursuant to which the SharkNinja Group will engage the Joyoung Group to manufacture, or procure OEM suppliers to manufacture, certain SN branded products, including cooking appliances, food preparation appliances and floorcare products, and source these products from Joyoung Group. Such transactions under the Sourcing Services Agreement – Joyoung will constitute continuing connected transactions of the Company under Chapter 14A of the Listing Rules after SharkNinja is listed on the U.S. Stock Exchange. As it is expected that the highest applicable percentage ratio for the service fee payable under the Sourcing Services Agreement – JS Global will exceed 0.1% but is less than 5%, the transactions contemplated under the Sourcing Services Agreement – Joyoung are subject to the reporting and announcement requirements, but exempt from the circular and independent shareholders’ approval requirements under Chapter 14A of the Listing Rules. The Company will comply with the announcement, annual review and reporting requirements of the Listing Rules immediately upon completion of the Proposed Spin-off.

LETTER FROM THE BOARD

2.6.3	Financial Information of the SharkNinja Group

For the purpose of the application under PN15, with the Stock Exchange the Company has prepared pro-forma financial information of the SharkNinja Group. Set out below is the financial information of the SharkNinja Group prepared according to IFRS with the pro-forma adjustments (as if the SharkNinja Group had not been part of the Group for the relevant financial years and taking into consideration the Proposed Sourcing Adjustment, but without taking into consideration the adjustments in relation to the Brand License Agreement) for the three years ended 31 December 2022:

	For the year ended 31 December
	2020	2021	2022

	(in US$ million, unaudited)
Revenue	2,690	3,625	3,620
Profits before tax	381	408	317
Profits after tax	298	326	247

The total assets (on a pro forma basis as per above) of the SharkNinja Group amounted to US$2,970 million, US$3,383 million and US$3,422 million, as of 31 December 2020, 2021 and 2022, respectively. The net asset value of the SharkNinja Group amounted to US$1,419 million, US$1,716 million and US$1,711 million, as of 31 December 2020, 2021 and 2022, respectively.

The Company Shareholders and potential investors should note that the above financial information has been prepared under IFRS with pro forma adjustments, which may differ from the financial information included in any registration statement to be filed by SharkNinja with the relevant U.S. authorities in connection with its proposed listing on the U.S. Stock Exchange, which would be prepared in accordance with U.S. generally accepted accounting principles (GAAP).

For details of the financial information (on a pro forma basis as per above) of the SharkNinja Group, please refer to Appendix III-Pro Forma Financial Information of the SharkNinja Group.

LETTER FROM THE BOARD

2.6.4	Financial Information of the Retained Group

For the purpose of the application under PN15 with the Stock Exchange, the Company has prepared pro-forma financial information of the Retained Group. Set out below is the financial information of the Retained Group and SN APAC Business respectively prepared according to IFRS with pro-forma adjustments (as if the SharkNinja Group had not been part of the Group for the relevant financial years and taking into consideration the Proposed Sourcing Adjustment, but without taking into consideration the adjustments in relation to the Brand License Agreement) for the three years ended 31 December 2022:

			SN APAC Business
	Retained Group		(as part of the Retained Group)
	For the year ended 31 December
	2020	2021	2022	2020	2021	2022

	(in US$ million, unaudited)
Revenue	1,688	1,790	1,663	63	102	97
Profits before tax	142	161	138	7	9	8
Profits after tax	107	135	113	5	7	7

The total assets (on a pro forma basis as per the above) of the Retained Group amounted to US$2,754 million, US$2,617 million and US$2,445 million as of 31 December 2020, 2021 and 2022, respectively. The net asset value of the Retained Group amounted to US$1,428 million, US$1,310 million and US$1,283 million as of 31 December 2020, 2021 and 2022, respectively.

2.7.	Management Independence

As of the Latest Practicable Date, the Board comprises Mr. Wang Xuning, Ms. Han Run and Ms. Huang Shuling as executive Directors, Mr. Hui Chi Kin Max, Mr. Stassi Anastas Anastassov and Mr. Sun Zhe as non-executive Directors and Mr. Yuan Ding, Mr. Timothy Roberts Warner and Mr. Yang Xianxiang as independent non-executive Directors.

The complete list of directors and director nominees of SharkNinja upon the completion of the Proposed Spin-off is not finally determined at this stage, as SharkNinja is still in the process of identifying the non-executive directors and independent directors to be appointed to its board of directors. However, consistent with U.S. corporate governance standards, the non-executive directors and independent directors of SharkNinja will not participate in the daily operations of the SharkNinja Group and should therefore not affect the management independence between the Retained Group and SharkNinja Group.

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It is proposed that except for Mr. Wang Xuning, the Chairman, the executive Director and the Chief Executive Officer of the Company, who will also serve as the chairman of SharkNinja, there will be no overlapping of executive directors and senior managers between the SharkNinja Group and the Retained Group.

On the above basis, the Company believes that the Board will operate the business of the Retained Group and resolve all actual or potential conflicting matters involving the SharkNinja Group’s business independently, and equally SharkNinja will operate the business of the SharkNinja Group independently and make decisions in the interests of SharkNinja and its shareholders as a whole.

2.8.	Clear delineation between the business of the SN APAC Business of the Retained Group and SN International Business

Upon completion of the Proposed Spin-off, the SharkNinja Group will carry on the design, production, marketing and distribution of the SN brands of products in North America, Europe and other selected international markets (excluding the Asia Pacific Region and Greater China), whilst the Retained Group will continue to carry on the design, production, marketing and distribution of SN brands of products across Asia Pacific Region and Greater China, as well as the Joyoung Business.

There is a clear delineation between the business of the Retained Group and the SharkNinja Group as they will be serving different geographical locations. In particular, for the SN APAC Business and the SN International Business, whilst the products will be branded as ‘‘Shark’’ or ‘‘Ninja’’, the products will be respectively designed, developed and sold in Asia Pacific Region and Greater China markets under the SN APAC Business, and in North America, Europe and other selected international markets (excluding Asia Pacific Region and Greater China) under the SN International Business, with different product features and characteristics catering to local consumer preferences. For example, the SN products sold in the Asia Pacific Region are generally designed to be smaller in size, more catered to ‘‘apartment-style’’ living (such as with components to fit in tighter spaces, and are typically lighter in weight and quieter) compared with products designed for the U.S. and U.K. markets.

LETTER FROM THE BOARD

There is a clear delineation between the businesses of the SharkNinja Group and the Retained Group, specifically in relation to the following aspects:

Joyoung Business	SN APAC Business	SN International business

Products	The ‘‘Joyoung’’ brand of products will be sold by the Retained Group in Mainland China and potentially other Asia Pacific Region countries/regions, mainly including kitchen appliances.

Whilst the products will be branded as ‘‘Shark’’ or ‘‘Ninja’’, the products designed for the Asia Pacific Region and Greater China markets will generally be unique and will be sold by the Retained Group only in Asia Pacific Region and Greater China.

The SN products sold in Asia Pacific Region are designed to cater to local consumer preferences, including designed to be smaller in size and able to fit in tighter spaces, lighter weight and lower volume compared to the U.S. and U.K. markets products.

Whilst the products will be branded as ‘‘Shark’’ or ‘‘Ninja’’, the products designed for North America, Europe and other selected international markets (excluding Asia Pacific Region and Greater China) will generally be unique and will be sold by SharkNinja only in North America, Europe and other selected international markets (excluding Asia Pacific Region and Greater China).

The SN products sold in North America, Europe and other selected international markets (excluding Asia Pacific Region and the Greater China) are typically larger in size with larger capacity and more weight as compared to those sold in Asia Pacific Region and Greater China.

Household goods in the market (including those offered by the SharkNinja Group, the Retained Group and competitors in this space) in the same category mostly differentiate and compete by design, functionality, capacity and price. It is natural that there are similarities between the products in the same category (e.g., electronic vacuum cleaners) but offered by different brands or in different parts of the world.

LETTER FROM THE BOARD

	Joyoung Business	SN APAC Business	SN International business

Distribution and marketing channels

Joyoung brand of products are sold in Mainland China through various channels, including offline retail channel such as shopping malls, distributors and online e-commerce platforms.

These online and offline retailers only sell products in their respective responsible local markets. The distribution and marketing channels of Joyoung brand of products do not generally overlap with that of the SharkNinja Group.

SN products sold in Japan are mainly through local retailers, with a small portion directly sold to Japanese local consumers.

SN products sold in other Asia Pacific Region markets including South Korea, Australia and New Zealand and Greater China are mainly through local distributors, who will further on-sell to local retailers and consumers.

These local retailers and distributors would only sell SN products to their respective responsible local markets. The distribution and marketing channels do not generally overlap between the Retained Group and the SharkNinja Group.

SN products sold in North America and Europe are mainly sold through local retailers, with a small portion directly sold to North American and European local consumers.

These local retailers only sell products in their respective responsible local markets. The distribution and marketing channels do not generally overlap between the Retained Group and the SharkNinja Group.

Target customers	Consumers in Mainland China and potentially other Asia Pacific Region countries/regions.	Consumers in Asia Pacific Region.	Consumers in North America, Europe and other international markets (excluding Asia Pacific Region and Greater China).

Research and development	The Joyoung brand of products will continue to be developed by Joyoung before and after the Proposed Spin-off.

Historically, the SN brands of products sold in the Asia Pacific Region and Greater China were developed by the SN global product development teams, and upon reviewing products of local competitors in Asia Pacific Region and Greater China market and the recommendation of the localized consumer insights team of the Group, the Group would determine whether there are specific product designs and functions that would need to be developed or modified for Asia Pacific Region consumers.

Upon completion of the Proposed Spin-off, the Retained Group will formulate and develop the roadmap for products to be sold in the Asia Pacific Region and Greater China markets, and at its sole discretion, engage the SharkNinja Group, Joyoung or other independent third parties for detailed product design.

The SN brands of products sold in North America, Europe and other selected international markets (excluding Asia Pacific Region and Greater China) were and will continue to be developed by the SN global product development teams before and after the Proposed Spin-off.

LETTER FROM THE BOARD

	Joyoung Business	SN APAC Business	SN International business

Production and manufacturing	Joyoung historically engaged and will continue to engage OEM suppliers mainly located in Mainland China for production and manufacturing of certain portion of Joyoung brand of products before and after the completion of the Proposed Spin-off. In addition, Joyoung also operates its own independent production and manufacturing capacities.

The Retained Group historically engaged and will continue to engage OEM suppliers mainly located in Mainland China for production and manufacturing of SN products to be sold in Asia Pacific Region and Greater China before and after the completion of the Proposed Spin-off.

Historically, there were two sourcing offices within the Group, which provided sourcing services to the SharkNinja Group for production and manufacturing of SN products. Upon completion of the Proposed Spin-off, the Retained Group and the SharkNinja Group will each have one sourcing office to support their respective sourcing needs.

Upon completion of the Proposed Spin-off, the Retained Group and the SharkNinja Group will each have one sourcing office to support their respective sourcing needs, while the SharkNinja Group will continue to engage the Retained Group, on a non-exclusive basis, to provide value added sourcing services with respect to SN brands of products to be sold by the SharkNinja Group in the North America, European and other selected international markets (excluding Asia Pacific Region and Greater China) with OEMs primarily based in Mainland China. The sourcing services between the SharkNinja Group and the Retained Group will be a transitional arrangement, and the SharkNinja Group will expand and enhance its sourcing capability to enable it to function independently from the Retained Group.

2.9.	Operational Independence

The SharkNinja Group has its own organizational structure with independent function (for example financial, human resources and legal and compliance functions), each with specific areas of responsibility carrying out essential administrative functions without the Retained Group’s support. It has a set of internal control procedures to facilitate the effective operation of its business.

LETTER FROM THE BOARD

2.9.1	Continuing Connected Transactions

Historically, the SharkNinja Group maintained a close business relationship with the Retained Group. It is currently expected that after the completion of the Proposed Spin-off, the SharkNinja Group will continue to have various transactions with the Retained Group, which will constitute continuing connected transactions of the Company. Each of these continuing connected transactions will be conducted on an arm’s length basis and on normal commercial terms in the ordinary and usual course of business of each of the SharkNinja Group and the Retained Group pursuant to the applicable laws and regulations.

No.	Category	Nature

1.	Sourcing Services Agreement – JS Global	The Retained Group will provide the JS Global Transitional Sourcing Service to the SharkNinja Group.

2.	Sourcing Services Agreement – Joyoung	The SharkNinja Group will engage the Joyoung Group to manufacture, or procure OEM suppliers to manufacture, certain SN branded products, including cooking appliances, food preparation appliances and floorcare products, and source these products from Joyoung Group.

3.	Brand License Agreement	The SharkNinja Group will grant to the Retained Group the non-exclusive rights to obtain, produce and source, and the exclusive rights to distribute and sell, SN brands of products in the Asia Pacific Region and Greater China.

4.	Product Development Agreement	The Retained Group may engage the SharkNinja Group to develop market tailored products for Asia Pacific Region and Greater China markets, and provide certain related business support services, for which the SharkNinja Group will charge service fees to the Retained Group.

LETTER FROM THE BOARD

2.9.2	Sourcing Arrangement

JS Global Transitional Sourcing Service

As described in the paragraph headed ‘‘2.6.2 Sourcing Arrangement’’, the Retained Group will continue to provide value-added sourcing services to the SharkNinja Group upon completion of the Proposed Spin-off under a sourcing agreement between the SharkNinja Group and the Retained Group (the ‘‘Sourcing Services Agreement – JS Global’’). Whilst there will be such on- going relationship between the SharkNinja Group and the Retained Group in support of the sourcing function, such arrangement is for transitional purposes only and the SharkNinja Group expects to gradually take over and establish the contractual and business relationships with the OEM suppliers with respect to the procurements for the SharkNinja Group. Considering that the highest applicable percentage ratio under Rule 14.07 of the Listing Rules for the service fees payable by the SharkNinja Group to the Retained Group is expected to be less than 5%, such on-going continuing connected transactions will not materially impact the ability of the SharkNinja Group to source and make procurements from existing OEM suppliers or develop relationships with new OEM suppliers.

Historically, from the SharkNinja Group’s perspective, the suppliers for the production and manufacturing of products were the two sourcing offices within the Group. During the transitional period, all the sourcing agreements entered into between the sourcing office of the Retained Group and the OEM suppliers with respect to SN brands of products to be sold by the SharkNinja Group in North5 America, Europe and other international markets (excluding Asia Pacific Region and Greater China) are expected to be transferred to the sourcing office of the SharkNinja Group or be replaced by new sourcing agreements entered into directly between the SharkNinja Group and such OEM suppliers. These OEM suppliers to be directly engaged by the SharkNinja Group may continue to provide production and manufacturing services to the Retained Group, while the Company believes that such overlapping would not affect the operational independence of the SharkNinja Group for the following reasons:

(a)	each of the SharkNinja Group and the Retained Group will exercise its own discretion in selecting their respective OEM suppliers, and all the terms/agreements with OEM suppliers will be negotiated directly and independently. There would be no bundling arrangements with respect to the sourcing arrangement between each of the SharkNinja Group and the Retained Group on one hand, and the OEM suppliers on the other hand, and such sourcing arrangement with respect to each of the SharkNinja Group and the Retained Group would not be conditional or dependent on each other;

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(b)	although the services provided by OEM suppliers are readily available in the market, the Company believes that the OEM suppliers engaged by the Retained Group and/or the SharkNinja Group are able to provide high quality services with competitive pricing terms. Therefore, it is commercially sensible for certain high quality OEM suppliers, who are familiar with the sourcing requirements of the SharkNinja Group and the Retained Group, to provide production and manufacturing services to both parties; and

(c)	upon completion of the Proposed Spin-off, the SharkNinja Group will have an independent sourcing office overseeing its overall procurement. The selection procedure of major OEM suppliers, as well as the detailed pricing terms, will be subject to internal control measures of the SharkNinja Group and disclosed in the prospectus of the SharkNinja Group.

The term of the Sourcing Services Agreement – JS Global will commence on or before the SharkNinja Listing Date and end on 31 December 2024.

Listing Rules Implications

Considering that the highest applicable percentage ratio under Rule 14.07 of the Listing Rules for the service fees payable by the SharkNinja Group to the Retained Group is expected to exceed 0.1% but be less than 5%, the transactions contemplated under the Sourcing Service Agreement – JS Global are subject to the reporting and announcement requirements, but exempt from the circular and independent shareholders’ approval requirements under Chapter 14A of the Listing Rules. The Company will comply with the announcement, annual review and reporting requirements of the Listing Rules immediately upon completion of the Proposed Spin-off.

LETTER FROM THE BOARD

Joyoung Sourcing Arrangements

In addition to the above sourcing arrangement between the sourcing office of the Retained Group (excluding Joyoung Group) and the SharkNinja Group, upon the completion of the Proposed Spin-off, it is expected that the SharkNinja Group will enter into a sourcing agreement with the Joyoung Group (the ‘‘Sourcing Services Agreement – Joyoung’’), pursuant to which the SharkNinja Group expects to continue to engage the Joyoung Group to manufacture, or procure OEM suppliers to manufacture, certain SN branded products, including cooking appliances, food preparation appliances and floorcare products, and source such products from the Joyoung Group for a transitional period, and the SharkNinja Group will pay sourcing fees (being the purchase amount with a mark-up rate) to the Joyoung Group. Such mark-up rate for the sourcing fees under the Sourcing Services Agreement – Joyoung will be determined by the Joyoung Group and the SharkNinja Group on an arm’s length basis, with reference to (a) the historical sourcing service rates charged by the Joyoung Group to the SharkNinja Group for the manufacture, or procuring OEM suppliers to manufacture, certain SN branded cooking appliances, food preparation appliances and floorcare products; and (b) the cost and expense for the Joyoung Group to conduct sourcing service under the Sourcing Services Agreement – Joyoung.

The term of the Sourcing Services Agreement – Joyoung will commence on or before the SharkNinja Listing Date and end on 31 December 2023, subject to automatic renewal in accordance with applicable law until terminated.

Listing Rules Implications

Considering that the highest applicable percentage ratio under Rule 14.07 of the Listing Rules for the sourcing amount of such SN branded products, including cooking appliances, food preparation appliances and floorcare products during the term of the Sourcing Services Agreement – Joyoung is expected to exceed 0.1% but be less than 5%, the transactions contemplated under the Sourcing Services Agreement – Joyoung are subject to the reporting and announcement requirements, but exempt from the circular and independent shareholders’ approval requirements under Chapter 14A of the Listing Rules.

LETTER FROM THE BOARD

2.9.3	Brand License Arrangement

Upon completion of the Proposed Spin-off, the Retained Group will enter into a brand license agreement with the SharkNinja Group (the ‘‘Brand License Agreement’’), pursuant to which the SharkNinja Group will grant to the Retained Group the non-exclusive rights to obtain, produce and source, and the exclusive rights to distribute and sell, SN brands of products in the Asia Pacific Region and Greater China, and the SharkNinja Group will charge royalties from the Retained Group.

The licensing arrangements will enable the Retained Group to obtain long term exclusive rights to distribute and sell SN brands of products in the Asia Pacific Region and Greater China, and would allow it to enjoy all material benefits from the license and use of the ‘‘Shark’’ and ‘‘Ninja’’ brands, and to develop its business and reputation through distributing SN brands of products in Asia Pacific Region and Greater China. In addition, the licensing arrangement will enable the SharkNinja Group to benefit from the Retained Group’s use of and development of reputation for the brands on its products offered to the Asia Pacific Region and Greater China markets, and therefore enhancing the ‘‘Shark’’ and ‘‘Ninja’’ presence, brand recognition, and market penetration in these regions, which will in turn enable the SharkNinja Group to leverage the local strength of the ‘‘Shark’’ and ‘‘Ninja’’ brands (and brands of products) in the Asia Pacific Region and Greater China and capitalize on a stronger global brand to further entrench and grow its position in North America, Europe and other international markets, creating a reinforcing ‘‘halo effect’’ for all geographical regions in which the ‘‘Shark’’ and ‘‘Ninja’’ brands are present. The SharkNinja Group will also receive more royalties if the SN APAC Business of the Retained Group grows. As such, the SharkNinja Group has a strong and direct incentive to ensure the success of the Retained Group for its sales of SN brands of products in Asia Pacific Region and Greater China markets.

The license royalty under the Brand License Agreement will be determined among the respective parties on an arm’s length basis, which is subject to adjustments from time to time upon arm’s length negotiations between the SharkNinja Group and the Retained Group, and having made reference to (a) the positioning of the relevant SN brands of product in the end-market, (b) the duration such products have been present in the relevant market and the product introduction strategy, (c) profit/loss generated from the sales of SN brands of products in the Asia Pacific Region and Greater China regions under the Brand License Agreement, and (d) such other factors as the Retained Group and the SharkNinja Group may deem relevant. The term of the Brand License Agreement will commence on or before the SharkNinja Listing Date with a term of 20 years.

LETTER FROM THE BOARD

Listing Rules implications

Considering that the highest applicable percentage ratio under Rule 14.07 of the Listing Rules for the royalties payable by the Retained Group to the SharkNinja Group will be less than 0.1%, therefore the relevant transactions under the Brand License Agreement are fully exempt from the reporting and announcement requirements, the circular and independent shareholders’ approval requirements under Chapter 14A of the Listing Rules.

2.9.4	Product Development Service

It is expected that the SharkNinja Group and the Retained Group will enter into a product development agreement (the ‘‘Product Development Agreement’’), pursuant to which the Retained Group will be responsible to use local insight, market intelligence, local know-how and consumer feedback to define the products that are needed to grow the Asia Pacific Region and Greater China markets (e.g. modified versions of the SharkNinja Group’s products) and be responsible for developing the product roadmap. Once the product roadmap has been established, the Retained Group may, at its own discretion, cooperate with the SharkNinja Group and engage the SharkNinja Group to develop such market tailored products for the Asia Pacific Region and Greater China markets leveraging its extensive experience in the development of similar SN brand of products, and provide certain related business support services, for which SN will charge a service fee to the Retained Group.

The service fee to be charged by the SharkNinja Group to the Retained Group under the Product Development Agreement will be determined among the Retained Group and the SharkNinja Group on normal commercial terms after arm’s length negotiations between the relevant parties on a cost-plus or other arm’s-length basis, taking into consideration the number of products to be developed by the SharkNinja Group, the cost to be borne by the development personnel of the SharkNinja Group with a reasonable profit margin and the prevailing market rate for providing similar services. The term of the Product Development Agreement will commence on or before the SharkNinja Listing Date with an initial term of three years, and will renew automatically for successive periods of one year, unless the Retained Group provides prior written notice ninety (90) days prior to the expiration of the current term of the Product Development Agreement of its intention not to renew the agreement.

LETTER FROM THE BOARD

Listing Rules Implications

Considering that the highest applicable percentage ratio under Rule 14.07 of the Listing Rules for the fees payable by the Retained Group to the SharkNinja Group will be less than 0.1%, the relevant transactions under the Product Development Agreement are fully exempt from the reporting and announcement requirements, the circular and independent shareholders’ approval requirements under Chapter 14A of the Listing Rules.

2.10.	Financial Independence

The SharkNinja Group has established its own finance department with a team of independent financial staff responsible for financial management, accounting, reporting, funding and internal control functions, which is independent from the Retained Group.

The Company and Global Appliance LLC, being the holding company and a subsidiary of SharkNinja SPV respectively, as the joint borrowers (the ‘‘Borrowers’’) entered into a loan agreement with a commercial bank (the ‘‘Loan Agreement’’) in 2020. Pursuant to the Loan Agreement, the bank granted a loan facility with an amount up to US$1.2 billion (the ‘‘Loan’’) to the Borrowers, under which the commitments to the Company (on behalf of the Retained Group) and Global Appliance LLC (on behalf of the SharkNinja Group) shall be no more than US$0.5 billion and US$0.7 billion, respectively. The Loan was secured by securities provided by the Company which comprised its equity interests in major subsidiaries, including the SharkNinja Group and Joyoung.

As of 31 December 2022, the outstanding amount of loan under the Loan Agreement was US$857 million, of which the borrowing by the Retained Group and the SharkNinja Group were US$421 million and US$436 million, respectively.

The Company is in the process of refinancing the Loan and currently expects to terminate the Loan prior to the completion of the Proposed Spin-off. Upon completion of the Proposed Spin-off, there will be no external loans and borrowings, either obtained by SharkNinja or by JS Global for financing SharkNinja’s operations, that are guaranteed/ secured by the Retained Group.

On this basis, it is believed that the SharkNinja Group will be financially independent from the Retained Group after the Proposed Spin-off.

LETTER FROM THE BOARD

2.11.	Assured Entitlement

In accordance with the requirement of paragraph 3(f) of PN15, the Board proposes to give due regard to the interests of the Company Shareholders by providing them with an assured entitlement to the shares of SharkNinja by way of a full distribution in specie of existing shares of SharkNinja held by the Company, with each of the Company Shareholders to be entitled to a pro rata distribution of all of the Company’s shareholding in SharkNinja in proportion to their respective shareholdings in the Company.

The Company does not intend to offer a cash alternative through direct cash payments to the Company Shareholders while retaining shares of SharkNinja (the ‘‘Cash Alternative’’) for the following the reasons:

(a)	The Cash Alternative is not in line with the overall objective of the Proposed Spin-off. The overall objective of the Proposed Spin-off is to create a parallel listing structure of the Company and SharkNinja, following which the Company will no longer hold any interest in SharkNinja, and SharkNinja will be fully demerged from the Company and separately listed on the U.S. Stock Exchange. If the Cash Alternative were to be provided by the Company and for any Company Shareholder who elects the Cash Alternative, SharkNinja shares that would have been distributed to such Company Shareholder will be retained by the Company. In the extreme case where all Company Shareholders take the Cash Alternative, the Company will need to continue to hold up to 100% of SharkNinja shares, which does not achieve the overall objective of the Company to pursue the Proposed Spin-off; and

(b)	Providing the Cash Alternative would not be in the best interests of the Company and the Company Shareholders as a whole. If the Company were to offer the Cash Alternative in terms of the payment of a large amount of cash to the Company Shareholders, in view of the large number of the distribution shares and hence the significant amount of cash payment by the Company, the Company would either need to utilize a substantial amount of own cash resources and/or take on a substantial financial liability and burden to support such cash payment. This would not be beneficial to Company Shareholders as a whole as this would limit the resources for future business operation and development of the Company.

The Company considers that the Proposed Spin-off and the Proposed Distribution will be beneficial to the Company, the Company Shareholders and shareholders of SharkNinja as a whole.

LETTER FROM THE BOARD

2.12.	Arrangement for the Proposed Distribution

Certain Company Shareholders on the Record Date cannot receive the distribution in kind in the form of the shares of SharkNinja, which are referred to herein as the Non- Qualifying Company Shareholders. Non-Qualifying Company Shareholders include, on the Record Date, (i) the Stock Connect Investors. As of the Latest Practicable Date, the Stock Connect Shareholders comprise approximately 5.43% of the total issued shares of JS Global; and (ii) certain overseas Company Shareholders residing in a jurisdiction where it would be illegal for him/her/it to receive SharkNinja shares under the Proposed Distribution due to restrictions under the relevant overseas securities laws and regulations.

Stock Connect Investors and Certain Overseas Shareholders

Stock Connect Investors

Pursuant to article 24 of the Implementation Rules for Registration, Depository and Clearing Services under the Mainland-Hong Kong Stock Markets Connect Programme （《內地與香港股票市場交易互聯互通機制登記、存管、結算業務實施細 則》）, if the Stock Connect Investors receive any securities not listed on the Stock Exchange, they will not be allowed to buy or sell such securities through the Stock Connect. As SharkNinja shares will be listed on the U.S. Stock Exchange and not on the Stock Exchange, there will be practical difficulty for the Stock Connect Investors in realising the benefit of their entitlement to SharkNinja shares under the Proposed Distribution should they receive the SharkNinja shares directly.

Therefore, the Stock Connect Investors will not be able to receive SharkNinja shares directly as part of the assured entitlements under PN15 or the Proposed Distribution, and this treatment is in accordance with Question No. 4 of the Frequently Asked Questions Series 29 released by the Stock Exchange on 17 November 2014 (which is last updated on 13 July 2018).

LETTER FROM THE BOARD

Overseas Company Shareholders

As of the Latest Practicable Date, Company Shareholders shown on the register of members of the Company included 19 Company Shareholders in Hong Kong, and there were no Overseas Company Shareholders. The Company will make further enquiries regarding the legal restrictions under the laws of the relevant overseas jurisdiction(s) and the requirements of the relevant regulatory body(ies) pursuant to Rule 13.36(2)(a) of the Listing Rules to assess if any overseas Company Shareholders as of the Record Date will be subject to legal restrictions to receive SharkNinja shares. If after making such enquiries and based on legal opinions provided to the Company, the Board is of the opinion that it cannot directly distribute the SharkNinja shares to certain overseas Company Shareholders on account either of the legal restrictions under the laws of the relevant jurisdiction(s) or the requirements of the relevant regulatory body(ies), such overseas Company Shareholders will not directly receive SharkNinja shares.

A Company Shareholder with an address outside Hong Kong should also consult his/her/its own professional advisers as to whether or not he/she/it is permitted to receive the SharkNinja shares pursuant to the Proposed Distribution or if any governmental or other consent is required or other formalities are required to be observed and whether there are any other restrictions in relation to the future sale of any SharkNinja shares. An overseas Company Shareholder residing in a jurisdiction where it would be illegal for him/her/it to elect for or to receive the SharkNinja shares under the Proposed Distribution due to restrictions under the relevant overseas securities laws and regulations will be included in the Non-Qualifying Company Shareholders.

Arrangements for Qualifying Company Shareholders and Non-qualifying Company Shareholders

The following arrangements for the Proposed Distribution for the Company Shareholders, in connection with the Proposed Spin-off, have been proposed:

(a)	Qualifying Company Shareholders will receive SharkNinja shares on the SharkNinja Listing Date; and

LETTER FROM THE BOARD

(b)	with respect to the Non-Qualifying Company Shareholders, the Company will transfer the number of SharkNinja shares that would otherwise be directly distributed to the Non-Qualifying Company Shareholders under the Proposed Distribution (the ‘‘Non-Qualifying Company Shareholders Shares’’) to a purpose trust (the ‘‘Purpose Trust’’) (in the name of its trustee) to be established specifically for the following key purposes:

(i)	An independent professional trust company will act as the trustee and protector of the Purpose Trust.

(ii)	The trustee of the Purpose Trust will, on behalf of the Purpose Trust, enter into a sell down programme with one or more independent securities firms in Hong Kong (the ‘‘Qualified Broker(s)’’) which are licensed corporations under the SFO and who will cooperate with their licensed partners in the U.S. to sell the Non-Qualifying Company Shareholders Shares on the open market of the U.S. Stock Exchange, on best-efforts basis, at or close to the intraday volume-weighted average price (the ‘‘Intraday VWAP’’) for any trading day and within 90 days of the Proposed Listing (the ‘‘Relevant Period’’), subject to the liquidity in the trading of SharkNinja shares on the U.S. Stock Exchange and general market conditions in the U.S. Intraday VWAP is the average price of a stock weighted by the total trading volume during a trading day. To implement the sale with Intraday VWAP, the Qualified Broker(s) would place the order based on historical trading days’ data, calculating the number of shares to be sold on the market at different time during a trading day, and aim to execute these orders at prices that are at or close to the Intraday VWAP for each trading day. It is envisaged that, at any one time, only one Qualified Broker will be conducting the on-market sale down of the Non-Qualifying Company Shareholders Shares. As it is common for a sale programme of this kind, there will be limitations on the proportion of the daily trading volume that could be constituted by the sale of the shares by the Qualified Brokers. The legal parameters for the sell down programme will be specified in the purpose for the establishment of the Purpose Trust, and accordingly the trustee of the Purpose Trust will be implementing the sell down within the stated purpose and within the parameters that were given to them.

LETTER FROM THE BOARD

Given that the sale of the Non-Qualifying Company Shareholders Shares will be sold on a best effort basis pursuant to the key arrangements set forth above, the sale price and time period of completing the sale are subject to the liquidity in the trading of SharkNinja shares on the U.S. Stock Exchange and general market conditions in the U.S. and globally.

The Qualified Broker(s) shall pay over to the Purpose Trust the settlement price for the Non-Qualifying Company Shareholders Shares in one lot after all the Non-Qualifying Company Shareholders Shares were sold in the market during the Relevant Period after deducting fees charged by the Qualified Broker(s) and their licensed partners and other taxes and reasonable expenses required for the completion of the sale of the Non-Qualifying Company Shareholders Shares.

In the event that not all the Non-Qualifying Company Shareholders Shares are sold by the Qualified Broker(s) by the end of the Relevant Period, SharkNinja will repurchase the remaining Non-Qualifying Company Shareholders Shares held by the Purpose Trust at the end of the Relevant Period (the ‘‘Remaining SharkNinja Shares’’) within 10 business days after the Relevant Period (the ‘‘SharkNinja Repurchase’’). The consideration for the SharkNinja Repurchase will be the average price for the sell down of the Non-Qualifying Company Shares during the Relevant Period (before the deduction of relevant fees charged by the Qualified Broker(s) and their licensed partners, fees charged by the trustee and for the set-up of the Purpose Trust) multiplied by the number of Remaining SharkNinja Shares, and will be paid to the Purpose Trust by SharkNinja.

(iii)	The Purpose Trust will then, or through the branch share registrar of the Company, pass over the net sale proceeds received from the Qualified Broker(s) (net of the fees charged by the trustee and for the set-up of the Purpose Trust) to the Non-Qualifying Company Shareholders.

(iv)	The Non-Qualifying Company Shareholders shall bear the costs incurred during the above procedures, including the above mentioned fees charged by the Qualified Broker(s) and their licensed partners, fees charged by the trustee and for the set-up of the Purpose Trust, fees related to the SharkNinja Repurchase, other taxes and reasonable expenses required for the completion of the sale of the Non- Qualifying Company Shareholders Shares during the Relevant Period and the SharkNinja Repurchase (if applicable).

LETTER FROM THE BOARD

The Company will make further announcement(s) relating to the detailed arrangement for the Proposed Distribution.

2.13.	Listing Rules Implications

As described in the paragraph headed ‘‘2.11. Assured Entitlement’’, the Proposed Spin- off will be conducted through a distribution in specie of all of the Company’s shares held in SharkNinja to the Company Shareholders in the form of the Proposed Distribution. Prior to the Proposed Spin-off and the Proposed Distribution, SharkNinja will be a wholly-owned subsidiary of the Company. Following the completion of the Proposed Spin-off and the Proposed Distribution, SharkNinja will be demerged from the Company, resulting in a parallel listing structure of the Company and SharkNinja, and the Company Shareholders will be entitled to shares in both the Company and SharkNinja.

Although the Proposed Spin-off and the Proposed Distribution do not constitute a transaction under Chapter 14 of the Listing Rules, Article 24.19 of the Articles of the Company provides that the Board, with the sanction of the members in general meeting, may direct that any dividend be satisfied wholly or in part by the distribution of specific assets of any kind. In addition, considering the size of the asset which is subject to the Proposed Spin-off and the Proposed Distribution, the Board will present the Proposed Spin- off and the Proposed Distribution to the Company Shareholders at the EGM for consideration and, if thought fit, approval by way of an ordinary resolution.

To the best of the knowledge, information and belief of the Directors, having made all reasonable enquiries, no Shareholder has a material interest in the Proposed Spin-off and the Proposed Distribution. As such, no Shareholder is required to abstain from voting on the EGM resolution approving the Proposed Spin-off and the Proposed Distribution.

The Proposed Spin-off and the Proposed Distribution are subject to, among other things, the approval of the Company Shareholders, the approvals from the relevant U.S. authorities in respect of the listing of, and permission to deal in, securities of SharkNinja, the final decision of the Directors, the board of directors of SharkNinja or the directors of the board of SharkNinja SPV (as applicable), as well as market conditions and other relevant considerations. Accordingly, the Company Shareholders and potential investors should be aware that there is no assurance that the Proposed Spin-off and the Proposed Distribution will take place or when they will take place. The Company Shareholders and potential investors should exercise caution when dealing in the securities of the Company.

3.	EGM

The EGM will be held at Niccolo Room 5-8, Level 25, The Murray, Hong Kong, 22 Cotton Tree Drive, Central, Hong Kong at on 26 June 2023 at 9:30 a.m. to consider and, if thought fit, approve, among other matters, the Proposed Spin-off and the Proposed Distribution.

LETTER FROM THE BOARD

Whether or not you are able to attend the EGM, you are requested to complete the accompanying form of proxy in accordance with the instructions printed thereon and return the same to the Company’s branch share registrar in Hong Kong, Tricor Investor Services Limited at 17/F, Far East Finance Centre, 16 Harcourt Road, Hong Kong as soon as possible but in any event not less than 48 hours before the time appointed for holding the EGM or any adjourned meeting (as the case may be). Completion and return of the form of proxy will not preclude you from attending and voting in person at the meeting or any adjourned meeting (as the case may be) should you so wish.

Pursuant to Rule 13.39(4) of the Listing Rules, all votes of the Company Shareholders at the EGM must be taken by poll. The chairman of the EGM will demand a poll for the resolution to be proposed at the EGM in accordance with the Articles. The results of the voting will be announced in accordance with Rule 2.07C of the Listing Rules after conclusion of the EGM.

As of the Latest Practicable Date, no Shareholders, to the knowledge and belief of the Directors having made all reasonable enquiries, will be required to abstain from voting at the EGM on relevant resolutions.

In addition, none of the Directors have any material interest in the Proposed Spin-off and the Proposed Distribution and none were required to abstain from voting on the relevant Board resolution.

4.	RECOMMENDATION

Your attention is drawn to the letter from the Independent Board Committee set out on page 42 of this circular.

The Directors (excluding the independent non-executive Directors) are of the view that the proposal on the Proposed Spin-off and the Proposed Distribution is fair and reasonable so far as the Shareholders are concerned and in the interests of the Company and the Shareholders as a whole.

An Independent Board Committee has been formed to advise the Company Shareholders in connection with the Proposed Spin-off and the Proposed Distribution.

The Independent Board Committee considers that the terms of the Proposed Spin-off and the Proposed Distribution are fair and reasonable and are in the interests of the Company and the Company Shareholders as a whole. Accordingly, the Independent Board Committee recommends that the Company Shareholders vote in favour of the relevant resolution in the EGM held to consider and if thought fit, to approve the Proposed Spin-off and the Proposed Distribution.

LETTER FROM THE BOARD

5.	ADDITIONAL INFORMATION

This circular is being distributed to the Company Shareholders. This circular does not constitute an offer or invitation to subscribe for or purchase any securities nor is it calculated to invite any such offer or invitation. Neither this circular nor anything contained herein shall form the basis of any contract or commitment whatsoever.

Your attention is also drawn to the additional information set out in the appendices to this circular.

Yours faithfully,
By Order of the Board
JS Global Lifestyle Company Limited
Wang Xuning
Chairman

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

Hong Kong, 5 June 2023

To the Company Shareholders

Dear Sir or Madam,

(1) THE PROPOSED SPIN-OFF AND THE PROPOSED DISTRIBUTION AND

(2) NOTICE OF THE EXTRAORDINARY GENERAL MEETING

We refer to the circular dated 5 June 2023 issued by the Company to the Company Shareholders (the ‘‘Circular’’) of which this letter forms part. Terms defined in the Circular shall have the same meanings when used in this letter, unless the context otherwise requires.

We have been appointed by the Board as members of the Independent Board Committee to advise the Company Shareholders on whether the terms of the Proposed Spin-off and the Proposed Distribution are fair and reasonable so far as the Company Shareholders are concerned and are in the interests of the Company and the Company Shareholders as a whole.

We are of the view that the terms of the Proposed Spin-off and the Proposed Distribution are fair and reasonable and in the interests of the Company and the Company Shareholders as a whole.

Accordingly, we recommend the Company Shareholders to vote in favour of the ordinary resolutions regarding the Proposed Spin-off and the Proposed Distribution as set out in the notice of the EGM.

Yours faithfully,
For and on behalf of the Independent Board Committee

Mr. Yuan Ding	Mr.Timothy Roberts Warner	Mr.Yang Xianxiang

Independent non-executive Directors

APPENDIX I	FINANCIAL INFORMATION OF THE GROUP

1.	FINANCIAL INFORMATION OF THE GROUP

The audited consolidated financial statements for each of the years ended 31 December 2020, 2021 and 2022 of the Company together with relevant notes thereto have been disclosed in the documents published on the Stock Exchange’s website (http://www.hkexnews.hk) and the Company’s website (http://www.jsgloballife.com/).

2.	STATEMENT OF INDEBTEDNESS

At the close of business on 31 December 2022, the Group had total borrowings of approximately US$857 million, which were all guaranteed and secured.

Except as disclosed above, the Group did not have any outstanding loans or other similar indebtedness as of the close of the business on 31 December 2022. The Directors have confirmed that there have been no material changes in the indebtedness and contingent liabilities of the Group since 31 December 2022.

3.	WORKING CAPITAL

As of the Latest Practicable Date, having made appropriate inquiries and taking into account of the internal resources of the Group and currently available loan facilities, the Directors are of the opinion that the Group will have sufficient working capital for its requirements for at least the next 12 months from the date of this circular.

4.	MATERIAL ADVERSE CHANGE

The Directors are not aware of any material adverse change in the financial and trading position of the Group since 31 December 2022, the date to which the latest published audited consolidated financial statements of the Group were made up.

5.	FINANCIAL AND OPERATIONAL PROSPECT

Business Review and Prospects

Despite the downturn in consumer spending over the year of 2022 and the business interruptions caused by the COVID-19 pandemic, the Group was able to continue the good momentum from the previous year and managed to hold market share of the major categories of floor care, food processing and heating products. Meanwhile, the Group also had great success in new product debuts in terms of outdoor cooking and haircare categories. The Group keeps its growth through continued market share gains in existing categories, entering new categories, expanding the brand influence and driving operating margins and efficiencies.

APPENDIX I	FINANCIAL INFORMATION OF THE GROUP

Future Outlook and Strategies

Looking ahead, we are committed to providing a variety of small household appliance products and services to create better user experience for global customers leveraging our local strength and R&D ability.

As the Group continues to see future growth of consumer needs and believe it will maintain its leading position in the industry. Looking ahead, the Group is confident in its strategy, the strength of business model and development going forward and expects its business performance to remain robust. The Group will remain committed to creating long- term value for the Company Shareholders through steady growth and sustainable development.

Upon the completion of the Proposed Spin-off, the Retained Group will be embracing the vast market of the Asia Pacific Region and Greater China with its three brands well positioned in various categories of small household appliances under the Joyoung Business and the SN APAC Business (through JSG APAC Business), including product research, design, marketing, export and distribution of the Joyoung and SN brands of products in the Asia Pacific Region and Greater China. The Group is looking to achieve fast growth in the Asia Pacific Region and Greater China and make the brands known to more consumers, as well as providing provide innovative lifestyle solutions to consumers in the Asia Pacific Region and Greater China.

APPENDIX II	GENERAL INFORMATION

1.	RESPONSIBILITY STATEMENT

This circular, for which the Directors, collectively and individually accept full responsibility, includes particulars given in compliance with the Listing Rules for the purpose of giving information with regard to the Company. The Directors, having made all reasonable enquiries, confirm that to the best of their knowledge and belief the information contained in this circular is accurate and complete in all material respects and not misleading or deceptive, and there are no other matters the omission of which would make any statement herein or this circular substantially misleading.

2.	DISCLOSURE OF INTERESTS

(a)	Directors’ and chief executive’s interests and short positions in the securities of the Company and its associated corporations

As of the Latest Practicable Date, the interests and short positions of the Directors and the chief executive of the Company in the shares, underlying shares or debentures of the Company or any of its associated corporation (within the meaning of Part XV of the SFO) which (a) were required to be notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which they were taken or deemed to have under such provisions of the SFO); or (b) were required, pursuant to section 352 of the SFO, to be recorded in the register required to be kept by the Company; or (c) were required, pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers, to be notified to the Company and the Stock Exchange were as follows:

Interest in the shares and underlying shares of the Company:

Name of Director or chief executive	Nature of interest	Long position/ short position	Number of Shares	Approximate percentage of shareholding in the Company(1)
Mr. Wang Xuning(2)(3)	Founder of a discretionary trust who can influence how the trustee exercises his discretion, interest in controlled corporations, interest held jointly with other persons	Long position	1,934,882,576	55.37%

	Beneficial interest	Long position	47,759,890	1.37%

Ms. Han Run(2)(4)	Founder of a discretionary trust who can influence how the trustee exercises his discretion	Long position	1,603,578,331	45.89%

	Beneficial interest	Long position	11,429,472	0.33%

Ms. Huang Shuling(2)	Founder of a discretionary trust who can influence how the trustee exercises his discretion	Long position	1,603,578,331	45.89%

APPENDIX II	GENERAL INFORMATION

Notes:

(1)	The approximate percentage of shareholding in the Company was calculated based on the total number of issued Shares, which was 3,494,612,277 as of the Latest Practicable Date.

(2)	JS Holding Limited Partnership (‘‘JS Holding’’) directly held 1,603,578,331 Shares. Hezhou Company Limited (‘‘Hezhou’’) was the general partner exercising operational control over JS Holding. Tong Zhou Company Limited (‘‘Tong Zhou’’) was its limited partner with close to 100% of the limited partnership interest. Hezhou was ultimately wholly owned by Mr. Wang Xuning. Tong Zhou was owned by the holding companies respectively wholly owned by relevant trustee of several discretionary trusts (where their respective founders may respectively influence how the relevant trustee exercises its discretion), including the trusts founded by Mr. Wang Xuning, Ms. Han Run and Ms. Huang Shuling. Therefore, each of Mr. Wang Xuning, Ms. Han Run and Ms. Huang Shuling was deemed to be interested in the Shares held by JS Holding for the purpose of Part XV of the SFO.

(3)	Sol Target Limited (‘‘STL’’), held 100 management shares (representing 100% voting rights) in Sol Omnibus SPC (‘‘Sol SPC’’). STL was wholly owned by Xuning Holdings Limited (‘‘XHL’’). XHL was ultimately wholly owned by Mr. Wang Xuning. Therefore, Mr. Wang Xuning was deemed to be interested in 331,304,245 Shares held by Sol SPC for the purpose of part XV of the SFO. Together with Mr. Wang Xuning’s interest in the Company held through JS Holding as described in note (1) above, Mr. Wang was deemed to be interested in an aggregate of 1,934,882,576 Shares held by JS Holding and Sol SPC. In addition, Mr. Wang Xuning held 46,570,295 Shares and was interested in 1,189,595 restricted stock units granted to him under the RSU Plan entitling him to receive up to 1,189,595 Shares, subject to vesting.

(4)	In addition to the interest in the Shares held by JS Holding as described in note (1) above, Ms. Han Run was deemed to be interested in 11,429,472 Shares comprising of 11,132,073 Shares and 297,399 restricted stock units granted to her under the RSU Plan entitling her to receive up to 297,399 Shares, subject to vesting.

APPENDIX II	GENERAL INFORMATION

Interest in the shares and underlying shares of an associated corporation of the Company:

Name of Director or chief executive	Nature of interest	Long position/ short position	Associated Corporations	Number of Shares	Approximate percentage of shareholding in the associated corporation (1)
Ms. Han Run(2)(3)	Beneficial interest	Long position	Joyoung	1,040,000	0.14%

Ms. Huang Shuling(2)(4)	Beneficial interest	Long position	Joyoung	330,000	0.04%

Notes:

(1)	The approximate percentage of shareholding in the associated corporation was calculated based on the total number of issued shares of Joyoung, which was 767,017,000 as of the Latest Practicable Date.

(2)	On 1 June 2021, Ms. Han Run and Ms. Huang Shuling were granted 900,000 and 300,000 options, respectively, which entitled them to subscribe for the equivalent number of shares in Joyoung in accordance with certain conditions under the Subsidiary Option Scheme. On 30 March 2022, Ms. Han Run and Ms. Huang Shuling were cancelled 360,000 and 120,000 options due to triggering the conditions under the Subsidiary Option Scheme.

(3)	Ms. Han Run held 500,000 shares of Joyoung.

(4)	Ms. Huang Shuling held 150,000 shares of Joyoung.

APPENDIX II	GENERAL INFORMATION

(b)	Substantial Company Shareholders’ interests in Shares and underlying Shares

As of the Latest Practicable Date, as far as the Directors are aware of, the following persons (other than the Directors and chief executive of the Company), had an interest in the shares or underlying shares in the Company which would fall to be disclosed to the Company under the provision of Divisions 2 and 3 of Part XV of the SFO, or was, directly or indirectly, interested in 5% or more of the issued capital of the Company:

Name of substantial shareholder	Nature of interest	Long position/ short position	Number of Shares	Approximate percentage of shareholding in the Company(1)
JS Holding(2)	Beneficial interest	Long position	1,603,578,331	45.89%

Hezhou(2)	Interest in controlled corporation	Long position	1,603,578,331	45.89%

Tong Zhou(2)	Interest in controlled corporation	Long position	1,603,578,331	45.89%

HONGTAO Holding Company Limited (‘‘HJHCL”)(3)	Interest held jointly with other persons	Long position	1,603,578,331	45.89%

Mr. Zhu Hongtao(3)	Founder of a discretionary trust who can influence how the trustee exercises his discretion	Long position	1,603,578,331	45.89%

Happy Seeking Limited (‘‘HSL”)(4)	Interest held jointly with other persons	Long position	1,603,578,331	45.89%

Mr. Zhu Zechun(4)	Founder of a discretionary trust who can influence how the trustee exercises his discretion	Long position	1,603,578,331	45.89%

Guo De Er Limited (‘‘GDEL”)(5)	Interest held jointly with other persons	Long position	1,603,578,331	45.89%

Ms. Yang Ningning(5)(6)(11)	Founder of a discretionary trust who can influence how the trustee exercises his discretion	Long position	1,603,578,331	45.89%

	Beneficial Interest	Long position	11,329,472	0.32%

YONG JUN Limited (‘‘YJL”)(7)	Interest held jointly with other persons	Long position	1,603,578,331	45.89%

Mr. Jiang Guangyong(7)	Founder of a discretionary trust who can influence how the trustee exercises his discretion	Long position	1,603,578,331	45.89%

XHL(8)	Interest in controlled corporations, interest held jointly with other persons	Long position	1,934,882,576	55.37%

RHL(9)	Interest held jointly with other persons	Long position	1,603,578,331	45.89%

YWHL(10)	Interest held jointly with other persons	Long position	1,603,578,331	45.89%

Sol SPC(11)	Beneficial Interest	Long position	331,304,245	9.48%

STL(11)	Interest in controlled corporation	Long position	331,304,245	9.48%

APPENDIX II	GENERAL INFORMATION

Name of substantial shareholder	Nature of interest	Long position/ short position	Number of Shares	Approximate percentage of shareholding in the Company(1)
Easy Home Limited (‘‘Easy Home”)(12)	Beneficial Interest	Long position	175,236,139	5.01%

CDH Fund V, L.P.(12)	Interest in controlled corporation	Long position	213,292,305	6.10%

CDH V Holdings Company Limited(12)	Interest in controlled corporation	Long position	213,292,305	6.10%

China Diamond Holdings V Limited(12)	Interest in controlled corporation	Long position	213,292,305	6.10%

China Diamond Holdings Company Limited(12)	Interest in controlled corporation	Long position	213,292,305	6.10%

JPMorgan Chase & Co.(13)	Interest in controlled corporation, investment manager, and person having a security interest in shares, approved lending agent	Long position	172,970,415	4.94%

	Interest in controlled corporation	Short position	26,570,136	0.76%

	Approved lending agent	Lending pool	4,941,379	0.14%

Notes:

(1)	The percentage of shareholding in the Company was calculated based on the total number of issued Shares, which was 3,494,612,277 as of the Latest Practicable Date.

(2)	JS Holding directly held 1,603,578,331 Shares. Hezhou was the general partner exercising operational control over JS Holding. Tong Zhou was the limited partner of JS Holding with close to 100% of its limited partnership interest. Therefore, each of Hezhou and Tong Zhou was deemed to be interested in 1,603,578,331 Shares held by JS Holding for the purpose of Part XV of the SFO.

(3)	HJHCL was ultimately owned and controlled by Mr. Zhu Hongtao.

(4)	HSL was ultimately owned and controlled by Mr. Zhu Zechun.

(5)	GDEL was ultimately owned and controlled by Ms. Yang Ningning.

(6)	Ms. Yang Ningning was granted 11,329,472 restricted stock units on 12 October 2019, entitling her to receive up to 11,329,472 ordinary shares subject to vesting, of which 8,497,104 restricted stock units had been vested as of the Latest Practicable Date.

(7)	YJL was ultimately owned and controlled by Mr. Jiang Guangyong.

(8)	XHL directly wholly owned Hezhou, the general partner of JS Holding, and STL, which in turn held 100% voting rights of Sol SPC. Therefore, XHL was deemed to be interested in 1,934,882,576 Shares comprising of 1,603,578,331 Shares held by JS Holding and 331,304,245 Shares held by Sol SPC for the purpose of part XV of the SFO.

APPENDIX II	GENERAL INFORMATION

(9)	RHL was ultimately owned and controlled by Ms. Han Run.

(10)	YWHL was ultimately owned and controlled by Ms. Huang Shuling.

(11)	STL had 100% control in Sol SPC. STL was ultimately wholly owned by Mr. Wang Xuning.

(12)	Easy Home and Comfort Home Limited (‘‘Comfort Home’’) directly held 175,236,139 and 38,056,166 Shares, respectively. Each of Easy Home and Comfort Home was a wholly-owned subsidiary of CDH Fund V, L.P. whose general partner was CDH V Holdings Company Limited. CDH V Holdings Company Limited is held as to 80% by China Diamond Holdings V Limited, which was in turn wholly-owned by China Diamond Holdings Company Limited. Therefore, each of CDH Fund V, L.P., CDH V Holdings Company Limited, China Diamond Holdings V Limited and China Diamond Holdings Company Limited was deemed to be interested in 213,292,305 Shares in aggregate held by Easy Home and Comfort Home for the purpose of Part XV of the SFO.

(13)	172,970,415 Shares were held by JPMorgan Chase & Co. in long position as to (i) 33,546,279 Shares in the capacity as interest of controlled corporations, (ii) 129,112,493 Shares in the capacity as investment manager, (iii) 5,370,264 Shares in the capacity as person having a security interest in shares, and (iv) 4,941,379 Shares in the capacity as approved lending agent. 26,570,136 Shares are in short position held by JPMorgan Chase & Co. in the capacity as interest of controlled corporations.

Save as disclosed herein, as of the Latest Practicable Date, the Company had not been notified by any person (other than the Directors or the chief executive of the Company) who had an interest or short position in the Shares or the underlying Shares which would fall to be disclosed to the Company under the provision of Divisions 2 and 3 of Part XV of the SFO, or was, directly or indirectly, interested in 5% or more of the issued capital of the Company.

3.	DIRECTORS’ SERVICE CONTRACTS

The Company has entered into service contracts or appointment letters with all executive Directors and non-executive Directors for a term of three years, and with all independent non- executive Directors for a term of three years, or which shall be terminated pursuant to relevant terms of respective contracts or letters of appointment.

As of the Latest Practicable Date, none of the Directors has entered into any service contract with the Company or any of its subsidiaries which was not determinable by the Company within one year without payment of compensation (other than statutory compensation).

APPENDIX II	GENERAL INFORMATION

4.	COMPETING INTERESTS

To the best knowledge of the Directors, save as disclosed below, none of the Directors had any interest in any business which directly or indirectly competes or is likely to compete with the business of the Group as of the Latest Practicable Date:

•	Jiuyang Bean: As of the Latest Practicable Date, Hangzhou Jiuyang Bean Industry Limited（杭州九陽豆業有限公司）(‘‘Jiuyang Bean’’), was owned as to 42.5%, 25.5% and 32% by Ningbo Meishan Free Trade Port Area Lihao Investment Limited, Joyoung and other independent third parties, respectively. Ningbo Meishan Free Trade Port Area Lihao Investment Limited was controlled by the Controlling Shareholders through JS Holding. Jiuyang Bean generally provides soymilk powder and commercial soymilk makers.

On the basis that the Group’s products have different usage scenarios from the products of Jiuyang Bean, as the Group’s products are generally for home use and targeted at individual customers while Jiuyang Bean generally provides soymilk powder and commercial soymilk makers to factories, schools, stores and restaurants, the Directors are of the view that these businesses would not give rise to any material competition issue under Rule 8.10 of the Listing Rules. In light of the above, the above Director and Controlling Shareholders have no intention to have the businesses as detailed above incorporated into the Group as of the Latest Practicable Date.

5.	INTERESTS IN CONTRACT OR ARRANGEMENTS

As of the Latest Practicable Date, none of the Directors was materially interested in contract or arrangement subsisting which is significant in relation to the business of the Group, nor has any Director had any direct or indirect interest in any assets which have been acquired or disposed of by or leased to or are proposed to be acquired or disposed of by or leased to any member of the Group since 31 December 2022, the date to which the latest published audited consolidated financial statements of the Group were made up.

6.	MATERIAL CONTRACTS

There was no contract (not being contracts entered into in the ordinary course of business) entered into by any member of the Group within the two years immediately preceding the Latest Practicable Date, which is or may be material.

7.	MATERIAL LITIGATION

The Directors confirm that, as of the Latest Practicable Date, no member of the Group was involved in any material litigation or arbitration and no material litigation or claim is known to the Directors to be pending or threatened by or against any member of the Group.

APPENDIX II	GENERAL INFORMATION

8.	MATERIAL ADVERSE CHANGE

As of the Latest Practicable Date, the Directors are not aware of any material adverse change in the financial or trading position of the Group since 31 December 2022, the date to which the latest published audited consolidated financial statements of the Group were made up.

9.	MISCELLANEOUS

(a)	Mr. Shan Minqi is our Company Secretary. Mr. Shan is a professional accountant, and a fellow member of the Hong Kong Institute of Certified Public Accountants, and he received a bachelor’s degree in accounting and finance the University of Hong Kong and a master’s degree in Business Administration the Hong Kong University of Science and Technology;

(b)	The registered office of the Company is situated PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands; and the head office and principal place of business of the Company is situated at 21/F, 238 Des Voeux Road Central, Sheung Wan, Hong Kong;

(c)	The branch share registrar of the Company is Tricor Investor Services Limited at 17/F, Far East Finance Centre, 16 Harcourt Road, Hong Kong;

(d)	The English text of this circular shall prevail over the respective Chinese text in the case of inconsistency.

10.	DOCUMENTS ON DISPLAY

Copies of the following documents will be published on the website of the Stock Exchange (www.hkexnews.hk) and the Company’s website (www.jsgloballife.com) for a period of 14 days from the date of this circular:

(a)	this circular; and

(b)	the letter from the Independent Board Committee to the Company Shareholders dated 5 June 2023, the text of which is set out on page 42 of this circular.

APPENDIX III	PRO FORMA FINANCIAL INFORMATION OF THE SHARKNINJA GROUP

Set out below are the key unaudited pro forma financial information of the SharkNinja Group prepared according to IFRS with pro-forma adjustments for the three years ended 31 December 2022 (as if the SharkNinja Group had not been part of the Group for the relevant financial years/period and taking into consideration the Proposed Sourcing Adjustment).

The following financial information may differ from the financial information included in any registration statement to be filed with the relevant U.S. authorities, which would be prepared in accordance with U.S. generally accepted accounting principles (GAAP). The financial information of the SharkNinja Group following completion of the Proposed Spin-off and the Proposed Distribution will be provided in U.S. GAAP rather than IFRS.

Summary Consolidated Income Statements

	For the year ended 31 December
	2020	2021	2022

	(In US$ thousand, unaudited)
CONTINUING OPERATIONS
REVENUE	2,689,708	3,625,296	3,620,435
Cost of sales	(1,508,082)	(2,249,688)	(2,267,317)
Gross profit	1,181,626	1,375,608	1,353,118
Other income and gains	4,405	1,410	25,853
Selling and distribution expenses	(417,562)	(549,113)	(532,355)
Administrative expenses	(324,492)	(377,290)	(459,108)
Impairment losses on financial assets	(9,387)	(7,912)	(8,965)
Other expenses	(7,127)	(13,743)	(31,761)
Finance costs	(42,631)	(16,376)	(29,521)
Share of profits and losses of an associate/joint venture	(3,495)	(4,492)	(373)
PROFIT/(LOSS) BEFORE TAX FROM CONTINUING OPERATIONS	381,337	408,092	316,888
Income tax credit/(expense)	(82,908)	(82,541)	(70,374)
PROFIT/(LOSS) FOR THE YEAR FROM CONTINUING OPERATIONS	298,429	325,551	246,514
PROFIT ATTRIBUTABLE TO THE SHAREHOLDER	298,331	326,211	246,890

Summary Consolidated Balance Sheet

	As of 31 December
	2020	2021	2022

	(In US$ thousand, unaudited)
Total non-current assets	1,641,975	1,703,650	1,738,807
Total current assets	1,328,400	1,679,556	1,683,246
Total assets	2,970,375	3,383,206	3,422,053
Total current liabilities	859,025	1,008,825	1,120,934
Total non-current liabilities	692,599	658,539	589,936
Total liabilities	1,551,624	1,667,364	1,710,870
Total equity	1,418,751	1,715,842	1,711,183

APPENDIX IV	QUESTIONS AND ANSWERS

The following summary of questions and answers has been prepared to help you understand what the Proposed Spin-off and the Proposed Distribution involve. You should read the whole of this Circular and not rely solely on the summary questions and answers set out below.

1.	What is the Proposed Spin-off and the Proposed Distribution?

The Proposed Spin-off, if proceeded with, will result in the separate listing of SharkNinja on the U.S. Stock Exchange and the Proposed Distribution, if proceeded with, will result in the separation of SharkNinja from the Company. The Proposed Distribution is aimed at providing the Company Shareholders with an assured entitlement to shares in SharkNinja upon completion of the Proposed Spin-off by way of a distribution in specie, representing an arrangement determined by the Company having due regard to the interests of the Company Shareholders. Under the Proposed Distribution, the Company will distribute all of its shares in SharkNinja to the Company Shareholders, which will occur substantially concurrently with the listing of SharkNinja.

2.	Will there be any ongoing relationship between the SharkNinja Group and the Retained Group?

Following the completion of the Proposed Spin-off and the Proposed Distribution, SharkNinja will be demerged and deconsolidated from the Company and separately listed on the U.S. Stock Exchange, with the Company Shareholders (except for Non-Qualifying Company Shareholders) becoming direct shareholders of SharkNinja. The Company will no longer hold shares in SharkNinja.

The SharkNinja Group and the Retained Group will each operate as independent and separately listed companies. The Board will operate the business of the Retained Group and resolve all actual or potential conflicting matters involving the SN International Business independently, and vice versa.

It is currently expected that after the completion of the Proposed Spin-off, the SharkNinja Group will continue to have various transactions with the Retained Group, which will constitute continuing connected transactions of the Company. Each of these continuing connected transactions will be conducted on an arm’s length basis and on normal commercial terms in the ordinary and usual course of business of each of the SharkNinja Group and the Retained Group pursuant to the applicable laws and regulations. For further details, please refer to the Section headed ‘‘2.9.1 Continuing Connected Transactions’’.

APPENDIX IV	QUESTIONS AND ANSWERS

3.	What are the reasons for the arrangement for the Non-Qualifying Company Shareholders?

Pursuant to article 24 of the Implementation Rules for Registration, Depository and Clearing Services under the Mainland-Hong Kong Stock Markets Connect Programme（《內地與香港股票市場交易互聯互通機制登記、存管、結算業務實施細則》）, if the Stock Connect Investors receive any securities not listed on the Stock Exchange, they will not be allowed to buy or sell such securities through the Stock Connect. As SharkNinja shares will not be listed on the Stock Exchange, there will be practical difficulty for the Stock Connect Investors in realising the benefit of their entitlement to SharkNinja shares under the Proposed Distribution.

Therefore, the Stock Connect Investors will not receive SharkNinja shares as part of the assured entitlements under PN15 or the Proposed Distribution, and the treatment described in this circular for disposing of the relevant SharkNinja shares for the Stock Connect Investors is in accordance with Question No. 4 of the Frequently Asked Questions Series 29 released by the Stock Exchange on 17 November 2014 (which is last updated on 13 July 2018).

In addition, there might be an overseas Company Shareholder residing in a jurisdiction where it would be illegal for him/her/it to receive SharkNinja shares under the Proposed Distribution. These Company Shareholders will also be included as the Non-Qualifying Company Shareholders.

APPENDIX IV	QUESTIONS AND ANSWERS

4.	What if the Non-Qualifying Company Shareholders Sell Down Shares cannot be fully sold in the 90-day period after the Proposed Listing?

The trustee of the Purpose Trust will, on behalf of the Purpose Trust, enter into a sell down programme with one or more Qualified Broker(s) who will cooperate with their respective licensed brokers in the U.S. to sell the Non-Qualifying Company Shareholders Sell Down Shares on the open market of the U.S. Stock Exchange within 90 days of the Proposed Spin-off (the ‘‘Relevant Period’’) on a best-efforts basis at or close to the Intraday VWAP. However, the sell down by the Qualified Broker(s) will be subject to the liquidity and market conditions in the U.S and globally. In the event that not all the Non-Qualifying Company Shareholders Shares are sold by the Qualified Broker(s) by the end of the Relevant Period, SharkNinja will repurchase the Remaining SharkNinja Shares within 10 business days after the Relevant Period. The consideration for the SharkNinja Repurchase will be the average price for the sell down of the Non-Qualifying Company Shares during the Relevant Period (before the deduction of relevant fees charged by the Qualified Broker(s) and their licensed partners, fees charged by the trustee and for the set-up of the Purpose Trust) multiplied by the number of Remaining SharkNinja Shares. Upon completion of the sale of the Non-Qualifying Company Shareholders Sell Down Shares, the settlement price shall be paid over to the Purpose Trust after deducting fees charged by the Qualified Broker(s) and their licensed partners, fees charged by the trustee and for the set- up of the Purpose Trust, fees related to the SharkNinja Repurchase, other taxes and reasonable expenses required for the completion of the sale of the Non-Qualifying Company Shareholders Shares during the Relevant Period and the SharkNinja Repurchase (if applicable).

5.	How will the proceeds from the sell down of the Non-Qualifying Company Shareholders Sell Down Shares be paid to Stock Connect Investors?

The Purpose Trust will, or through the branch share registrar of the Company, pass over the net sale proceeds received from the Qualified Broker(s) (net of the fees charged by the trustee and for the set-up of the Purpose Trust) to the Non-Qualifying Company Shareholders. In particular, the Purpose Trust will pass the net proceeds received to CCASS, who will then pass to China Clear to further distribute to the Stock Connect Investors through their brokers in Mainland China. The Stock Connect Investors shall bear the costs incurred during these procedures. While the Purpose Trust will be set up by the Company, the net proceeds from the sale down of the Non-Qualifying Company Shareholders Sell Down Shares will not be transferred to Non- Qualifying Company Shareholders (including Stock Connect Shareholders) through the Company.

APPENDIX IV	QUESTIONS AND ANSWERS

6.	What is the expected timing of the Proposed Spin-off and the Proposed Distribution?

It is expected that the Proposed Spin-off and the Proposed Distribution will be completed on or around 31 July 2023 when the shares of SharkNinja will commence trading on the U.S. Stock Exchange, and that the Record Date for determining the entitlement to the Proposed Distribution is set on 30 June 2023.

7.	Can any Company Shareholders receive cash instead of shares of SharkNinja as a result of the Proposed Spin-off and the Proposed Distribution?

The Company does not intend to offer any cash alternative for the following reasons:

(a)	The Cash Alternative is not in line with the overall objective of the Proposed Spin-off. The overall objective of the Proposed Spin-off is to create a parallel listing structure of the Company and SharkNinja, following which the Company will no longer hold any interest in SharkNinja, and SharkNinja will be fully demerged from the Company and separately listed on the U.S. Stock Exchange. If the Cash Alternative were to be provided by the Company and for any Company Shareholder who elects the Cash Alternative, SharkNinja shares that would have been distributed to such Company Shareholder will be retained by the Company. In the extreme case where all Company Shareholders take the Cash Alternative, the Company will need to continue to hold up to 100% of SharkNinja shares, which does not achieve the overall objective of the Company to pursue the Proposed Spin-off; and

(b)	Providing the Cash Alternative would not be in the best interests of the Company and the Company Shareholders as a whole. If the Company were to offer the Cash Alternative in terms of the payment of a large amount of cash to the Company Shareholders, in view of the large number of the distribution shares and hence the significant amount of cash payment by the Company, the Company would either need to utilize a substantial amount of own cash resources and/or take on a substantial financial liability and burden to support such cash payment. This would not be beneficial to the Company Shareholders as a whole as this would limit the resources for future business operation and development of the Company.

8.	What will happen to my JS Global Shares following the Proposed Spin-off and the Proposed Distribution?

The number of JS Global Shares you hold will not change as a result of the Proposed Spin- off and the Proposed Distribution. Following the Proposed Spin-off and the Proposed Distribution, the JS Global Shares will remain to be listed on the Stock Exchange. The shares of SharkNinja will be listed on the U.S. Stock Exchange.

APPENDIX IV	QUESTIONS AND ANSWERS

9.	What will be the price of JS Global Shares and shares of SharkNinja following the Proposed Spin-off and the Proposed Distribution?

There is no certainty as to the price of the JS Global Shares or the shares of SharkNinja following the Proposed Spin-off and the Proposed Distribution. Such prices may be influenced by a large number of factors including but not limited to market sentiment and conditions, market valuations for peer companies, investor response and financial performance of JS Global and SharkNinja, respectively.

10.	How can the shares of SharkNinja be traded and settled?

The shares of SharkNinja will be traded on the U.S. Stock Exchange. Investors wishing to trade shares that are admitted to trading on the U.S. Stock Exchange usually instruct brokers or place their orders via a broker. The brokers then decide how best to execute the trade.

Qualifying Company Shareholders will need to engage a duly licensed broker to assist with trading shares of SharkNinja on the U.S. Stock Exchange and should note that their ability finalize a trade of shares of SharkNinja would depend on their individual circumstances and satisfaction of ‘‘know your client’’ and any other internal procedures of the relevant broker.

Qualifying Company Shareholders who wish to engage with a duly licensed broker for opening a U.S. brokerage account for trading of shares of SharkNinja should directly contact their licensed broker.

11.	How will I receive my SharkNinja shares from the Proposed Distribution if I hold my JS Global Shares through CCASS?

If you own JS Global Shares beneficially through a CCASS nominee, arrangements will be made for the SharkNinja shares to be distributed to CCASS and transfer the SharkNinja shares to your broker’s account in the Depository Trust Company (‘‘DTC’’).

In case your broker at CCASS does not have a DTC account for trading of shares of SharkNinja, at your request, the Company shall provide assistance to you by referencing a broker with DTC account for trading of shares on the U.S. Stock Exchange.

APPENDIX IV	QUESTIONS AND ANSWERS

12.	What if I do not hold my JS Global Shares through CCASS? Will I receive a share certificate?

If your JS Global Shares are directly registered in your own name in the Company’s branch share register (not through CCASS), you are not required to take any action. You will receive the SharkNinja shares to which you are entitled to through Computershare, SharkNinja’s Transfer Agent in the U.S. Computershare will credit the whole SharkNinja shares to a new book-entry account and mail you a book-entry statement that reflects the number of whole SharkNinja shares you own. You will be able to access information regarding your book-entry account at Computershare.

If you have an U.S. broker account, arrangements will be made for transferring the SharkNinja shares to your U.S, broker’s account in the DTC.

In case you or your broker does not have an US broker account or DTC account for trading of shares of SharkNinja, at your request, the Company shall provide assistance to you by referencing a broker with DTC account for trading of shares on the U.S. Stock Exchange. Should you need any assistance in this regard, please contact the Customer Service Hotline of Tricor Investor Service Limited at (852) 2980 1333 or the investor relations department of the Company at (852) 2310 8035 from 9:00 a.m. to 6:00 p.m., Monday to Friday (excluding Hong Kong public holidays), or send an email to ir@jsgl.com at any time.

SharkNinja will not issue share certificates in respect of the SharkNinja shares.

NOTICE OF THE EGM

NOTICE OF THE EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that the extraordinary general meeting (the ‘‘EGM’’) of JS Global Lifestyle Company Limited (the ‘‘Company’’) will be held at Niccolo Room 5-8, Level 25, The Murray, Hong Kong, 22 Cotton Tree Drive, Central, Hong Kong on 26 June 2023 at 9:30 a.m. to consider and, if thought fit, passing the following ordinary resolution of the Company. Unless otherwise indicated, capitalized terms used in this notice shall have the same meanings as those defined in the circular of the Company dated 5 June 2023 (the ‘‘Circular’’):

ORDINARY RESOLUTION

THAT:

(a)	the Proposed Spin-off and the Proposed Distribution be and are hereby approved; and

(b)	the directors of the Company and/or the directors of SharkNinja or the directors of any members of the SharkNinja Group be and are hereby authorised, for and on behalf of the Company and SharkNinja, to take all steps and do all acts and things as they consider to be necessary, appropriate or expedient in connection with and to implement or give effect to the Proposed Spin-off and the Proposed Distribution, and any director of the Company be authorised to execute all such other documents, instruments and agreements (including the affixation of the Company’s common seal) deemed by such director to be incidental to, ancillary to or in connection with the Proposed Spin-off and the Proposed Distribution.

By Order of the Board
JS Global Lifestyle Company Limited
Wang Xuning
Chairman

Hong Kong, 5 June 2023

NOTICE OF THE EGM

Notes:

1.	Any shareholder of the Company entitled to attend and vote at the EGM is entitled to appoint a proxy to attend and vote on his/her behalf. A proxy need not be a shareholder of the Company. A shareholder who is the holder of two or more shares of the Company may appoint more than one proxy to represent him/her to attend and vote on his/her behalf. If more than one proxy is so appointed, the appointment shall specify the number and class of shares in respect of which each such proxy is so appointed.

2.	In order to be valid, the form of proxy together with the power of attorney or other authority, if any, under which it is signed or a certified copy of that power of attorney or authority, must be deposited at the branch share registrar of the Company in Hong Kong, Tricor Investor Services Limited (the ‘‘Branch Share Registrar’’) at 17/F, Far East Finance Centre, 16 Harcourt Road, Hong Kong not less than 48 hours before the time appointed for the holding of the EGM (i.e. before 24 June 2023 at 9:30 a.m.) or any adjournment thereof. Completion and return of the form of proxy shall not preclude a shareholder of the Company from attending and voting in person at the EGM and, in such event, the instrument appointing a proxy shall be deemed to be revoked.

3.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing, or if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised.

4.	Where there are joint holders of any share, any one of such joint holders may vote at the EGM, either personally or by proxy, in respect of such share as if he/she were solely entitled thereto, but if more than one of such joint holders are present at the EGM personally or by proxy, then the one of such joint holders so present whose name stands first on the register of members of the Company shall, in respect of such share, be entitled alone to vote in respect thereof.

5.	The resolutions at the EGM will be taken by poll pursuant to the Rules Governing the Listing of Securities (the ‘‘Listing Rules’’) on The Stock Exchange of Hong Kong Limited (the ‘‘Stock Exchange’’) and the results of the poll will be published on the websites of the Stock Exchange (www.hkexnews.hk) and the Company (www.jsgloballife.com) in accordance with the Listing Rules.

6.	The register of members of the Company will be closed from 20 June 2023 to 26 June 2023 (both days inclusive), during which period no transfer of shares of the Company will be registered. In order to determine the identity of members who are entitled to attend and vote at the EGM, all share transfer documents accompanied by the relevant share certificates must be lodged with the Branch Share Registrar at 17/F, Far East Finance Centre, 16 Harcourt Road, Hong Kong for registration not later than 4:30 p.m. on 19 June 2023.

As of the date of this notice, the board of directors of the Company comprises Mr. Wang Xuning, Ms. Han Run and Ms. Huang Shuling as executive directors, Mr. Hui Chi Kin Max, Mr. Stassi Anastas Anastassov and Mr. Sun Zhe as non-executive directors and Mr. Yuan Ding, Mr. Timothy Roberts Warner and Mr. Yang Xianxiang as independent non-executive directors.

FORM OF PROXY FOR THE EXTRAORDINARY GENERAL MEETING

I/We (Note 1)

of

being the registered holder(s) of (Note 2)	shares of US$0.00001 each in the share capital of JS Global

Lifestyle Company Limited (the ‘‘Company’’) hereby appoint
of

or failing him/her, the Chairman of the meeting (Note 3), as my/our proxy to attend, act and vote for me/us and on my/our behalf at the extraordinary general meeting (the ‘‘Extraordinary General Meeting’’) of the Company to be held at Niccolo Room 5-8, Level 25, The Murray, Hong Kong, 22 Cotton Tree Drive, Central, Hong Kong on 26 June 2023 at 9:30 a.m. or immediately after the annual general meeting of the Company, whichever is later (and at any adjournment thereof) in respect of the resolutions set out in the notice of the Extraordinary General Meeting dated 5 June 2023 (the ‘‘Notice’’) (with or without amendments) as hereunder indicated, or if no indication is given, as my/our proxy thinks fit.

ORDINARY RESOLUTIONS*		FOR (Note 4)	AGAINST (Note 4)
1.	‘‘THAT the Proposed Spin-off and the Proposed Distribution be and are hereby approved.’’
2.	‘‘THAT the directors of the Company and/or the directors of SharkNinja or the directors of any members of the SharkNinja Group be and are hereby authorised, for and on behalf of the Company and SharkNinja, to take all steps and do all acts and things as they consider to be necessary, appropriate or expedient in connection with and to implement or give effect to the Proposed Spin-off and the Proposed Distribution, and any director of the Company be authorised to execute all such other documents, instruments and agreements (including the affixation of the Company’s common seal) deemed by such director to be incidental to, ancillary to or in connection with the Proposed Spin-off and the Proposed Distribution.’’

Date:	, 2023	Signature(s) (Note 5)

Note:

1.	Full name(s) and address(es) to be inserted in BLOCK CAPITALS. The names of all joint holders should be stated.

2.	Please insert the number of shares of US$0.00001 each in the share capital of the Company registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares of the Company registered in your name(s).

3.	Full name and address of proxy to be inserted in BLOCK CAPITALS. IF NOT COMPLETED, THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING WILL ACT AS YOUR PROXY. Any shareholder of the Company entitled to attend and vote at the Extraordinary General Meeting is entitled to appoint a proxy to attend and vote on his/her behalf, subject to the articles of association of the Company. A shareholder who is the holder of two or more shares of the Company may appoint more than one proxy to represent him/her to attend and vote on his/her behalf. If more than one proxy is so appointed, the appointment shall specify the number and class of shares in respect of which each such proxy is so appointed.

4.	IMPORTANT: IF YOU WISH TO VOTE FOR ANY RESOLUTION, PLEASE TICK (‘‘✓’’) IN THE BOX MARKED ‘‘FOR’’ BESIDE THE APPROPRIATE RESOLUTION. IF YOU WISH TO VOTE AGAINST ANY RESOLUTION, PLEASE TICK (‘‘✓’’) IN THE BOX MARKED ‘‘AGAINST’’. If no direction is given, your proxy will be entitled to vote or abstain at his discretion. Your proxy will also be entitled to vote or abstain at his discretion on any resolution properly put to the Extraordinary General Meeting other than those referred to in the Notice.

5.	This form of proxy must be signed by you or your attorney duly authorized in writing or, if you are a corporation, must either be executed under seal or under the hand of an officer or attorney duly authorized.

6.	In order to be valid, this form of proxy together with the power of attorney or other authority, if any, under which it is signed or a certified copy of that power of attorney or authority, must be deposited at the branch share registrar of the Company in Hong Kong, Tricor Investor Services Limited at 17/F, Far East Finance Centre, 16 Harcourt Road, Hong Kong not less than 48 hours before the time appointed for the holding of the Extraordinary General Meeting (i.e. before 24 June 2023 at 9:30 a.m.) or any adjournment thereof.

7.	Where there are joint holders of any share, any one of such joint holders may vote at the Extraordinary General Meeting, either personally or by proxy, in respect of such share as if he/she were solely entitled thereto, but if more than one of such joint holders are present at the Extraordinary General Meeting personally or by proxy, then the one of such joint holders so present whose name stands first on the register of members of the Company shall, in respect of such share, be entitled alone to vote in respect thereof.

8.	The proxy need not be a shareholder of the Company but must attend the Extraordinary General Meeting in person to represent you.

9.	Completion and return of this form of proxy shall not preclude you from attending the Extraordinary General Meeting and voting in person at the Extraordinary General Meeting and, in such event, this form of proxy shall be deemed to be revoked.

10.	Any alteration to this form of proxy must be initialled by the person who signs it.

PERSONAL INFORMATION COLLECTION STATEMENT

‘‘Personal Data’’ in this statement has the same meaning as ‘‘personal data’’ defined in the Personal Data (Privacy) Ordinance, Chapter 486 of the Laws of Hong Kong (‘‘PDPO’’), which include your and your proxy’s name and address. Your supply of the Personal Data is on a voluntary basis and for the purpose of processing your instructions as stated in this Proxy Form (the ‘‘Purposes’’). If you fail to supply sufficient information, the Company may not be able to process your instructions. The Company may disclose or transfer the Personal Data to its subsidiaries, its Share Registrar and/or third party service provider who provides administrative, computer and other services to the Company for use in connection with the Purposes and to such parties who are authorised by law to request the information or are otherwise relevant for the Purposes and need to receive the information. The Personal Data will be retained for such period as may be necessary to fulfil the Purposes (including for verification and record purposes). Request for access to and/or correction of the Personal Data can be made in accordance with the provisions of the PDPO and any such request should be in writing and sent to the Privacy Compliance Officer of Tricor Investor Services Limited at the above address.

* The full text of the resolutions is set out in the Notice.